UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Bank of the Ozarks, Inc.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 8, 2017

Dear Shareholder:

You are cordially invited to attend the 2017 Annual Meeting of Shareholders of Bank of the Ozarks, Inc., an Arkansas corporation (the “Company”), to be held at the Capital Hotel, 111 W. Markham St., Little Rock, Arkansas 72201, on Monday, May 8, 2017 at 8:30 a.m., local time, for the following purposes:

1.	To elect the sixteen (16) director nominees named in the attached proxy statement.

2.	To approve an amendment to the Company’s Non-Employee Director Stock Plan to increase the amount of the annual director grant and the number of shares available under the plan.

3.	To ratify the Audit Committee’s selection and appointment of the accounting firm of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2017.

4.	To approve in an advisory, non-binding vote the compensation of the Company’s named executive officers as disclosed in the attached proxy statement.

Only shareholders of record at the close of business on February 28, 2017 will be entitled to vote at the 2017 Annual Meeting and any adjournments or postponements thereof.

The Company’s proxy statement and a form of proxy card are included with this Notice. The Company’s Annual Report on Form 10-K for the year ended December 31, 2016 is also enclosed.

By Order of the Board of Directors,

George G. Gleason
Chairman of the Board of Directors and
Chief Executive Officer

Little Rock, Arkansas

March 13, 2017

YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOU MAY ALSO VOTE BY CALLING THE TOLL-FREE NUMBER OR BY USING THE INTERNET AS FURTHER DESCRIBED IN THE ENCLOSED FORM OF PROXY CARD. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR TO VOTE YOUR SHARES IN PERSON IF YOU ATTEND THE MEETING.

Important notice regarding the availability of proxy materials for the 2017 Annual Meeting of Shareholders to be held on May 8, 2017. The Company’s Proxy Statement for the 2017 Annual Meeting and Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are also available at www.proxyvote.com by entering the control number found on your proxy card.

17901 Chenal Parkway

Little Rock, Arkansas 72223

PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 8, 2017

The Board of Directors of Bank of the Ozarks, Inc. (the “Company”) is soliciting your proxy to vote your shares at the 2017 Annual Meeting of Shareholders (“Annual Meeting”).

INFORMATION ABOUT THE ANNUAL MEETING

When and where is the Annual Meeting?

The Annual Meeting will be held at 8:30 a.m. local time on Monday, May 8, 2017. The Annual Meeting will be held at the Capital Hotel, located at 111 W. Markham St., Little Rock, Arkansas 72201.

What proposals will be voted upon at the Annual Meeting?

There are four proposals to be submitted to a vote at the Annual Meeting:

1. To elect the sixteen (16) director nominees named in the proxy statement to serve until the 2018 Annual Meeting of Shareholders and until their successors have been duly elected and qualified (Proposal 1);

2. To approve an amendment to the Company’s Non-Employee Director Stock Plan to increase the amount of the annual director grant and the number of shares available under the plan (Proposal 2);

3. To ratify the Audit Committee’s selection and appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the year ending December 31, 2017 (Proposal 3); and

4. To approve in an advisory, non-binding vote the compensation of the Company’s named executive officers as disclosed in this proxy statement (Proposal 4).

As of the date of this proxy statement, we are not aware of any additional matters that will be presented for consideration at the Annual Meeting. This proxy statement and the accompanying proxy card are first being sent to shareholders on or around March 14, 2017.

What are the recommendations of the Board of Directors?

Our Board of Directors recommends that you vote:

•	“FOR” the election of each of the sixteen (16) director nominees named herein to serve on the Board of Directors;

•	“FOR” the amendment to the Non-Employee Director Stock Plan to increase the amount of the annual director grant and the number of shares available under the plan;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2017; and

•	“FOR” the approval of the compensation of our named executive officers.

Will our directors be in attendance at the Annual Meeting?

It is the Company’s policy that all directors attend the Annual Meeting. We expect that all sixteen director nominees will be in attendance at the Annual Meeting.

INFORMATION ABOUT VOTING

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on the record date, February 28, 2017 (the “Record Date”), are entitled to receive notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. At the close of business on the Record Date, there were 121,571,005 shares of our common stock, $0.01 par value per share, outstanding.

How do I vote?

For Proposal 1 (election of directors), you may either (i) vote “FOR ALL” of the director nominees, (ii) vote “WITHHOLD ALL” to withhold your vote for all director nominees, or (iii) vote “FOR ALL EXCEPT” to withhold your vote for specific director nominees. For Proposal 2 (amendment to the Non-Employee Director Stock Plan), Proposal 3 (ratification of the appointment of the independent auditor), and Proposal 4 (advisory, non-binding vote to approve our executive compensation), you may vote “FOR” or “AGAINST” such proposals or “ABSTAIN” from voting.

Shareholder of Record: Shares Registered in Your Name. If on the Record Date your shares were registered directly in your name with the Company’s transfer agent, the Trust and Wealth Management Division of Bank of the Ozarks, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by giving your proxy authorization by completing, signing and returning the enclosed proxy card, or you can vote by calling the toll-free telephone number or using the Internet as further described on the enclosed proxy card. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy or to give your proxy authorization to ensure that your votes are counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy or given your proxy authorization.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent. If on the Record Date your shares were held in an account with a broker, bank or other agent, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent how to vote the shares in your account. You should follow the instructions provided by your broker, bank or other agent regarding how to vote your shares. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent and follow the instructions from your broker, bank or other agent.

How many votes do I have?

For each proposal to be voted upon, you have one vote for each share of common stock that you own as of the close of business on the Record Date.

What if I return a proxy card but do not make any specific choices?

Properly completed and returned proxies will be voted as instructed on the proxy card. If you are a shareholder of record and return the proxy card without marking any voting selections, your shares will be voted “FOR ALL” of the director nominees; “FOR” the amendment to the Non-Employee Director Stock Plan; “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2017; and “FOR” the approval of the compensation of our named executive officers. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares as recommended by the Board of Directors or, if no recommendation is given, will vote your shares using his or her discretion. If any director nominee becomes unavailable for election for any reason prior to the Annual Meeting vote, the Board may reduce the number of directors to be elected or substitute another person as nominee, in which case the proxy holders will vote for the substitute nominee.

If your shares are held by your broker, bank or other agent as your nominee, you will need to obtain a proxy card from the organization that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. Brokers, banks or other agents that have not received voting instructions from their clients cannot vote on their clients’ behalf with respect to “non-routine” proposals but may vote their clients’ shares on “routine” proposals. Under applicable rules, Proposal 1 (election of directors), Proposal 2 (amendment to the Non-Employee Director Stock Plan), and Proposal 4 (advisory, non-binding vote to approve our executive compensation) are non-routine proposals. In the event that a broker, bank, or other agent indicates on a proxy card that it does not have discretionary authority to vote certain shares on these non-routine proposals, then those shares will be treated as broker non-votes.

Can I change my vote after I return my proxy card?

Yes. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card bearing a later date which is received prior to the Annual Meeting;

•	You may send a written notice to the Company that you are revoking your proxy, so long as it is received before the Annual Meeting, at the following address: Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, AR 72231-8811, Attention: Corporate Secretary; or

•	You may attend the Annual Meeting and notify the election officials that you wish to revoke your proxy and vote in person. However, your attendance at the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

How many shares must be present to constitute a quorum for the Annual Meeting?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented in person or by proxy at the Annual Meeting.

Your shares will be counted towards the quorum if you vote in person at the Annual Meeting or if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent). Additionally, “WITHHOLD” votes, abstentions and broker non-votes as described below, will also be counted towards the quorum requirement. If there is no quorum, the Chairman of the Annual Meeting may adjourn the meeting until a later date.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting who will separately count (i) “FOR” and “WITHHOLD” votes and broker non-votes for Proposal 1 (election of directors) and (ii) “FOR” and “AGAINST” votes, abstentions and broker non-votes with respect to Proposal 2 (amendment to the Non-Employee Director Stock Plan), Proposal 3 (ratification of the appointment of the independent auditor) and Proposal 4 (advisory, non-binding vote to approve our executive compensation).

How many votes are needed to approve each proposal?

For Proposal 1 (election of directors), the vote of a plurality of all of the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. Therefore, the 16 nominees for director receiving the most “FOR” votes will be elected. For purposes of the election of directors, “WITHHOLD” votes and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, pursuant to the Company’s amended and restated Bylaws, any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election must tender to the Board his or her resignation as a director, which will become effective upon acceptance by the Board. For more information, see “Board Proposal No. 1—Election of Directors —Voting for Directors; Director Resignation Policy.”

For Proposal 2 (amendment to the Non-Employee Director Stock Plan), Proposal 3 (ratification of the appointment of the independent auditors), and Proposal 4 (advisory, non-binding vote to approve our executive compensation), the affirmative vote of a majority of all of the votes cast at the Annual Meeting at which a quorum is present is required for approval. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for any of the proposals.

How can I determine the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final results will be announced in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission (“SEC”) within four business days after the conclusion of the Annual Meeting.

Who is paying for this proxy solicitation?

This solicitation is being made by the Company primarily by mail, but may also be made in person or by telephone, facsimile or email by officers, directors and employees of the Company. All expenses incurred in the solicitation will be paid by the Company. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

If you have any further questions about the Annual Meeting, including information regarding directions to the Annual Meeting, or if you have questions about voting your shares, please contact our Investor Relations department at 501-978-2265.

BOARD PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

The Company’s Board is comprised of one class of directors, elected annually. Each director serves a term of one year or until his or her successor is duly elected and qualified. Currently the Board is comprised of 15 directors. In accordance with the Company’s Bylaws, the Board has the power to fix or change the number of directors up to a maximum Board size of 20 and to fill vacancies on the Board (including vacancies resulting from an increase in Board size) by resolution and without any further action of the shareholders. On February 28, 2017, our Board approved an increase in size from 15 members to 16 members, effective as of immediately prior to the Annual Meeting. At the Annual Meeting, shareholders will accordingly have an opportunity to vote for each of the 16 director nominees listed below.

Nominees for Election as Directors

The slate of nominees has been recommended to the Board by its Nominating and Governance Committee and approved by the Board. Each nominee has consented to being named in this proxy statement and to serve if elected. Except for Kathleen Franklin, each nominee presently serves as a member of the Board and was elected at the Company’s 2016 annual meeting. Ms. Franklin was identified as a potential director by a member of the Nominating and Governance Committee.

The following section provides more detailed information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age, all positions currently held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. Unless otherwise indicated, each of the persons named below serves in the same position with the Company and the Company’s bank subsidiary, Bank of the Ozarks (the “Bank”).

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that such nominee should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated leadership, business or professional acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

Director since: 1979 Age: 63 2016 Committees: Executive; Trust; Directors’ Loan; ALCO

George Gleason

Background

Mr. Gleason is our Chairman and Chief Executive Officer and has served the Company or the Bank as Chairman, Chief Executive Officer and/or President since 1979. He holds a B.A. in Business and Economics from Hendrix College and a J.D. from the University of Arkansas.

Qualifications

The Company believes Mr. Gleason’s qualifications to serve on the Board include his extensive experience in banking, strategic planning and his leadership skills. The Company believes that his 38 years of service to the Company as a senior executive officer and/or director give him in-depth knowledge of all aspects of the Company and a deep understanding and appreciation of our customers, business operations and strategic initiatives.

Director since: 2013 Age: 54 2016 Committees: None

Dan Thomas

Background

Mr. Thomas is our Vice Chairman and Chief Lending Officer, and President of the Bank’s Real Estate Specialties Group (“RESG”). Mr. Thomas has served as Vice Chairman of the Company since 2013, President of RESG since 2005 and was appointed as the Chief Lending Officer of the Bank in 2012. Mr. Thomas joined the Company in 2003 and served as Executive Vice President from 2003 to 2005. Prior to joining the Company, Mr. Thomas held various positions with privately-held commercial real estate management and development firms, with an international accounting and consulting firm, and with an international law firm, in which he focused primarily on real estate services, management, investing, and strategic structuring. Mr. Thomas is a C.P.A. and is a licensed attorney in Arkansas and Texas. He holds a B.S.B.A. from the University of Arkansas, an M.B.A. from the University of North Texas, a J.D. from the University of Arkansas at Little Rock School of Law, and an L.L.M. (Taxation) from Southern Methodist University School of Law.

Qualifications

The Company believes that Mr. Thomas’ business, finance and law experience, including his focus on real estate investment and structuring, qualifies him to serve on the Board.

Director since: 2012 Age: 58 2016 Committees: Compensation; IS Steering; Executive

Nicholas Brown

Background

Mr. Brown is the President and Chief Executive Officer of Southwest Power Pool (“SPP”) in Little Rock, Arkansas. SPP is one of nine Regional Transmission Organizations mandated by the Federal Energy Regulatory Commission to ensure reliable supplies of power, adequate transmission infrastructure and competitive wholesale prices of electricity. He has served SPP in multiple capacities since 1985, including as Senior Engineer, Director of Engineering and Operations, Vice President, Senior Vice President and Corporate Secretary. Mr. Brown holds a B.S. in Electrical Engineering from Louisiana Tech University and a B.S. in Physics and Math from Ouachita Baptist University. He is active in numerous civic groups, including the Little Rock Regional Chamber of Commerce, as a member of Fifty for the Future and as a member of the board of directors of the Arkansas Symphony Orchestra.

Qualifications

The Company believes that Mr. Brown’s qualifications to serve on the Board include his experience in corporate management, leadership and strategic implementation. As the President and CEO of SPP, Mr. Brown brings valuable insights into the management and motivation of talent.

Director since: 2016 Age: 69 2016 Committees: Compensation; CRA & Fair Lending

Paula Cholmondeley

Background

Ms. Cholmondeley is the founder and Chief Executive Officer of The Sorrel Group, a corporate governance consulting company founded by Ms. Cholmondeley in 2004. She served as the Vice President and General Manager of Specialty Products for Sappi Fine Paper, a subsidiary of Sappi Limited from April 2000 until January 2004. From January 1998 until April 2000, Ms. Cholmondeley was a private consultant on strategic planning and mergers and acquisitions. From 1992 until January 1998, Ms. Cholmondeley held various management positions with Owens Corning, including Vice President and General Manager of Residential Insulation. Ms. Cholmondeley held senior positions with various other companies from 1980 through 1992, including The Faxon Company, Blue Cross of Greater Philadelphia, and Westinghouse Elevator Company, and also served as a White House Fellow assisting the U.S. Trade Representative during the Reagan administration. Ms. Cholmondeley, a former C.P.A., is an alumna of Howard University and received a Master’s in Accounting from the University of Pennsylvania, Wharton School.

Ms. Cholmondeley is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow and part-time faculty member of the NACD In-Boardroom education program. Ms. Cholmondeley is also a director of Kapstone Paper & Packaging (NYSE: KS), Terex Corporation (NYSE: TEX) and is an independent trustee of Nationwide Mutual Funds. Previously, Ms. Cholmondeley served as a director of Ultralife Corporation from 2004 to 2010, Albany International Corp. from 2005 to 2013, Minerals Technologies Inc. from 2005 to 2014 and Dentsply International from 2004 to 2016.

Qualifications

The Company believes Ms. Cholmondeley’s qualifications to serve on the Board include her general and varied business operating experience, including leadership positions and experience in international and general management operations; her experience in technology development; her experience serving as a board member of other public companies; and her experience in accounting and financial matters. The Company believes that Ms. Cholmondeley brings diverse perspectives and knowledge as a result of her professional and other experiences, which provide the Board with greater insight into the Company’s financial, operational and governance matters.

Director since: 2004 Age: 66 2016 Committees: Audit; ALCO

Richard Cisne

Background

Mr. Cisne was a founding partner in 1987 of Hudson, Cisne & Company, an Arkansas C.P.A. firm. He is now serving the firm as senior consultant. He holds a B.S.B.A. from the University of Arkansas and is a C.P.A.

Qualifications

The Company believes that Mr. Cisne’s experience as a local business owner in one of our key markets, his background in public accounting and his understanding of corporate finance qualify him to serve on the Board.

Director since: 1997 Age: 69 2016 Committees: Nominating; Executive; Risk

Robert East

Background

Since 1976, Mr. East has been the Chairman and Chief Executive Officer of Robert East Company, Inc., an investment company. Since 1992, Mr. East has served as the Chairman of East-Harding, Inc., a general contracting firm. Mr. East also has served as a Managing Member of Advanced Cabling Systems, LLC, a provider of fiber optic cable installations and security systems, since 1999. He is also a partner or owner of numerous real estate projects and other investments. Mr. East holds a B.A. in Finance and Administration from the University of Arkansas.

Qualifications

The Company believes that Mr. East’s knowledge of investments, finance and real estate as well as his leadership and management acumen qualify him to serve on the Board. In addition, the Board considers the institutional knowledge Mr. East has obtained from his tenure as a director throughout the Company’s evolution to be a valuable source to the Board’s deliberative process because of his in-depth familiarity with our operations and business.

Director since: N/A Age: 60 2016 Committees: None; will serve on the Nominating and Risk Committees if elected at the Annual Meeting

Kathleen Franklin

Background

Ms. Franklin is the Global Ethics and Compliance Strategy Leader for Sony Group where she has been responsible for Sony’s global compliance and ethics strategy and program since 2010. Prior to joining Sony, Ms. Franklin was a Partner and Co-Chair of the Corporate Governance Group for the law firm of Boies, Schiller and Flexner, LLP, where she served as a strategic advisor to prominent clients on a wide range of issues related to mergers and acquisitions, restructurings, corporate governance and crisis management. Ms. Franklin is active in her community and has served on many non-profit boards. In 2007, she was one of twenty women selected nationally as a member of the inaugural class of the DirectWomen Board Institute, which serves as a resource for companies seeking qualified women-attorney board candidates to improve corporate governance and increase shareholder value. In 2009, she was selected as a Fellow of the American Bar Foundation in recognition of her contributions to the legal profession and community. Ms. Franklin holds a B.S. in Business Administration from Siena College, a J.D. from Albany Law School of Union University and an L.L.M. (Taxation) from New York University School of Law.

Qualifications

The Company believes that Ms. Franklin’s qualifications to serve on the Board include her experience in risk management and ethics compliance, her leadership positions, her legal experience, and her business and civic experience. In addition, the Company believes that Ms. Franklin brings unique perspectives as a result of her varied professional and other involvements, and that her wide range of experience with corporate governance and risk management functions will be a significant benefit to the Board with respect to the Company’s operational and governance matters.

Director since: 2013 Age: 74 2016 Committees: Nominating; Trust

Catherine B. Freedberg, Ph.D.

Background

Dr. Freedberg was formerly a director of The First National Bank of Shelby, North Carolina, which was acquired by the Bank in July 2013. She holds an undergraduate degree from Smith College and a Master’s and Ph.D. from Harvard University, where she has served as Lecturer in the Department of Art and Architecture. She is a Trustee of the Smith College Museum of Art, a former trustee of St. Patrick’s Episcopal Day School, and founder of the National Gallery of Art’s annual Freedberg Lecture on Italian Art. She has also served as a Samuel Kress Fellow and Deputy Information Officer at the National Gallery. Dr. Freedberg’s business interests include acting as co-trustee and advisor to Blanton Farms, LLC, an investment entity that owns and manages property in Shelby, North Carolina devoted to conservation and timber cultivation, and as the lead partner of Blanton, LLC, a family company that develops, owns and manages commercial real estate, known as the River Hills Shopping Center, also in Shelby, North Carolina. In addition, Dr. Freedberg is an officer and director of the Shelby Loan and Mortgage Company. She is also the founding Chairman of the Banker’s House Foundation, a Fogg Fellow at the Harvard Art Museums and a member of the Smithsonian Institution Women’s Committee.

Qualifications

The Company believes that Dr. Freedberg’s qualifications to serve on the Board include her community banking service and heritage, her civic and business experience as well as her intellect, leadership and unwavering principles of integrity.

Director since: 1987 Age: 62 2016 Committees: Trust; Directors’ Loan; CRA & Fair Lending

Linda Gleason

Background

From 1981 to 1996, Ms. Gleason served the Company or the Bank in various positions in retail banking, investments, corporate administration and human resources, including as the head of human resources and, from 1992 to 1996, as Deputy Chief Executive Officer and Assistant Secretary. Ms. Gleason has been active in her community and has been recognized for her service on many non-profit boards, with a special focus on ministry, youth and women’s issues. She attended Arkansas State University and the University of Arkansas at Little Rock.

Qualifications

The Company believes that Ms. Gleason’s 36 years of experience in banking, including her 30 years of service as a director, qualify her to serve on the Board. In addition, the Board considers the institutional knowledge Ms. Gleason has obtained from her tenure as both an officer and a director throughout the Company’s evolution to be a valuable source to the Board’s deliberative process because of her in-depth familiarity with our values, history, staff, operations and many of the communities we serve.

Director since: 2013 Age: 58 2016 Committees: Nominating; Compensation; Executive; Directors’ Loan; ALCO; Investment

Peter Kenny

Background

Mr. Kenny is an independent market strategist and founder of Kenny’s Commentary, a subscriber-based, market-focused website, and a member of NACD. Mr. Kenny also acts as Senior Market Strategist for the Global Markets Advisory Group, a consultancy offering financial market advisory services. From July 2014 to September 2015, Mr. Kenny was the Chief Market Strategist for Clearpool Group, a company based in New York City that offers agency only execution services to institutional clients. Prior to his association with Clearpool Group in 2014, he was the Managing Director and Chief Market Strategist at Knight Capital Group. He has more than 35 years of experience in the equity trading industry and prior to joining Knight in December 2006, he was a member of the New York Stock Exchange for two decades. Mr. Kenny joined Knight from Jefferies Execution Services where he served for three years as a Managing Director overseeing direct executions. Prior to that tenure, in 2001, Mr. Kenny founded and was Chief Executive Officer of Kenny and Co., a division of Van Der Moolen N.A., a Dutch securities trading and brokerage company. Mr. Kenny’s career also includes six years as NYSE Senior Floor Official while serving on six internal committees, including as an AFB Board Member. Mr. Kenny was a member of the board of directors of Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY) from October 2013 to September 2014. Mr. Kenny has degrees in Economics and Political Science from Warren Wilson College in North Carolina.

Qualifications

The Company believes that Mr. Kenny’s extensive career in the equity trading and financial services industries qualifies him to serve on the Board.

Director since: 2015 Age: 52 2016 Committees: Audit; IS Steering

William A. Koefoed, Jr.

Background

Mr. Koefoed serves as the Chief Financial Officer for BCG Digital Ventures, a corporate investment and incubation firm building and investing in startups with the world’s most influential companies. Prior to joining BCG Digital Ventures in August 2016, Mr. Koefoed served as the Chief Financial Officer for Puppet Labs, Inc., an IT automation software development company. Prior to joining Puppet Labs in 2013, Mr. Koefoed served in a variety of roles at Microsoft Corporation beginning in 2005, including as CFO of its Skype division, General Manager of Investor Relations and General Manager of IT Finance & Strategy. Prior to joining Microsoft, Mr. Koefoed held leadership roles at Hewlett-Packard Company, PwC Consulting and Arthur Andersen. Mr. Koefoed serves on the board of directors of Bellevue Boys & Girls Club and the Pacific Northwest Ski Association. Mr. Koefoed is a C.P.A. (inactive) and received his B.S. and M.B.A. degrees from the University of California, Berkeley.

Qualifications

The Company believes Mr. Koefoed has valuable management, financial and investor relations experience in the information systems and technology industry and provides significant value to the Board as the financial services market, including banking services, continues to undergo rapid changes with respect to new technology-driven products and services.

Director since: 1997 Age: 78 2016 Committees: Nominating; Audit; Executive; Directors’ Loan; ALCO

Henry Mariani

Background

Since 2004, Mr. Mariani has been the Chairman and Chief Executive Officer of Alluratec, Inc., a skin care company. Since 2008, Mr. Mariani has served as the Chairman of N.L.C. Products, Inc., a manufacturing, wholesale and retail catalog/internet marketing operation with five catalogs featuring executive gifts, Irish gifts, female gifts, USMC clothing & accessories, hunting equipment and supplies. Prior to 2008, Mr. Mariani served as Chairman and Chief Executive Officer of N.L.C. Products, Inc. He holds a B.S. in Finance from Penn State University and is a C.P.A.

Qualifications

The Company believes that Mr. Mariani’s qualifications to serve on the Board include his executive experience in sales, marketing, corporate operations and manufacturing as well as his background in finance and accounting.

Director since: 2016 Age: 67 2016 Committees: Directors’ Loan; ALCO; Investment; Risk

Walter J. (“Jack”) Mullen, III

Background

Mr. Mullen retired in March 2016 as the Director of Derivatives and Market Strategy with AgriBank, FCB, where he had served since November 2004. Mr. Mullen was responsible for directing all aspects of AgriBank’s extensive interest rate hedging program, which included managing the bank’s derivative counterparty credit risk with major financial institutions. Prior to joining AgriBank, Mr. Mullen was a Managing Director in Global Debt and Derivatives for Citibank, Chase Manhattan Bank and Security Pacific Bank where he played major roles in providing interest rate and currency risk management advice and derivative product based solutions to corporations and governments all over the world.    Prior to joining Security Pacific Bank, Mr. Mullen worked for several major financial institutions in foreign currency and interest rate risk management consulting and product sales. Mr. Mullen has a B.A. in Economics from the University of Maryland Baltimore County and an M.B.A. from Loyola University in Maryland.

Qualifications

The Company believes that Mr. Mullen’s qualifications to serve on the Board include his extensive career in the financial services industry. In addition, the Company believes that Mr. Mullen’s background and unique experience with the derivatives market and the wide range of experience he has with various risk management functions provide significant value to the Board as the Company continues to grow.

Director since: 2011 Age: 79 2016 Committees: Audit; Directors’ Loan; ALCO; Investment

Robert Proost

Background

Mr. Proost is retired and from 1988 through 2001 served as Corporate Vice President, Chief Financial Officer and Director of Administration for A. G. Edwards, Inc., a financial services firm, where he also served as a director and member of the executive committee. From 1965 through 1988, Mr. Proost practiced law, specializing in corporate, securities and banking law with a St. Louis, Missouri law firm. Mr. Proost also served on the board of directors of Baldor Electric Company, a publicly held marketer, designer and manufacturer of electric motors, drives and generators based in Fort Smith, Arkansas, from 1988 until it was acquired by a third party in 2011. Mr. Proost holds a B.A. in Political Science from St. Louis University and a J.D. from Washington University Law School.

Qualifications

The Company believes Mr. Proost’s qualifications to serve on the Board include his extensive knowledge and experience in corporate, securities and banking law as well as his varied and extensive background in business and finance.

Director since: 2012 Age: 52 2016 Committees: Compensation; IS Steering

John Reynolds, M.D.

Background

Dr. Reynolds is the Pathologist and Laboratory Director for Memorial Hospital in Bainbridge, Georgia, a position he has held since 1995. He served as Chief of Staff of that hospital from 2002 through 2004. Dr. Reynolds is a Fellow in the College of American Pathologists and is Board Certified in Anatomic and Clinical Pathology. He holds a B.S. from Emory University and an M.D. from Emory University School of Medicine. Dr. Reynolds has extensive holdings in timber and agricultural land. He also previously served for 14 years as a board member or advisory board member of a bank in Bainbridge, Georgia.

Qualifications

The Company believes that Dr. Reynolds’ involvement and leadership in the Georgia medical community, his experience with land, timber and agricultural businesses, and his prior service as a board member and advisory board member of a banking institution qualify him to serve on the Board.

Director since: 2014 Age: 65 2016 Committees: Risk

Ross Whipple

Background

Mr. Whipple serves as the President of Horizon Timber Services, Inc., a timber management company, a post he has held since 2004. He served as Chairman and Chief Executive Officer of Summit Bancorp, Inc. and Summit Bank from January 2000 to May 2014, when both entities were acquired by and merged into the Company and the Bank, respectively. Mr. Whipple also serves as Chairman of the Ross Foundation, a charitable trust that manages over 63,000 acres of timber land for conservation and charitable purposes, and as managing general partner of Horizon Capital Partners, LLLP, a family limited partnership that manages 67,000 acres of timber land. Mr. Whipple has over 35 years of banking experience, much of which was acquired as an executive officer and director of various banking institutions. Mr. Whipple earned a B.S.B.A. from Henderson State University and an M.B.A. from the University of Arkansas.

Qualifications

The Company believes that Mr. Whipple’s substantial corporate experience in banking, timber management and charitable organizations provides a broad base of relevant financial and operations experience that is valuable to the Board.

Board Experience, Tenure and Diversity

The Nominating and Governance Committee is responsible for evaluating potential candidates for Board membership. In its evaluation process and to ensure that the Board benefits from diverse perspectives, the Nominating and Governance Committee considers such factors as the experience, perspective, background, skill sets, ethnicity and gender makeup of the current Board as well as the candidate’s individual qualities in leadership, character, judgment and ethical standards. While the Board does not have a specific diversity policy, the Nominating and Governance Committee considers diversity on the Board when nominating non-employee directors for election by taking into account geographic diversity to reflect the geographic areas in which the Company operates, as well as diversity of age, gender, race, ethnicity, experience, background and personal characteristics.

Independence*	Gender*

*	Includes all director nominees.

The Nominating and Governance Committee strives for geographic diversity that aligns with the key areas in which the Company operates. Our directors live and work in the key markets we serve. Particularly as we continue to grow and expand into new regions of the country, this diversity strengthens our understanding of our operating environment and provides insight and experience in the areas where we conduct significant business activities.

*	Includes primary and secondary residences and (if different) primary place of employment.

In determining whether to nominate each of the director nominees, the Nominating and Governance Committee considered the factors discussed in this section and concluded that each of the director nominees possesses unique talents, backgrounds, perspectives, attributes and skills that will enable each of them to continue to provide valuable insights to management and play an important role in helping the Company achieve its long-term goals and objectives. As described above in the biographies of each of our director nominees, each nominee has achieved a high level of success in his or her career.

The Nominating and Governance Committee takes a long-term approach to the composition of the Board. Since 2014, five new independent directors have joined the Board. Through a mix of retaining some longer-serving directors and periodically refreshing the Board, the Nominating and Governance Committee seeks a blend of Board tenure that provides superior institutional knowledge of the Company and its industry while injecting fresh perspectives and maintaining effective oversight and independence.

Independent Director Tenure*	Independent Director Age*

*	Includes all independent director nominees.

The Company previously disclosed that the Nominating and Governance Committee, while having no official policy on determining the appropriate number of members of the executive management team (if any) that should serve on the Board, expected that one director position would rotate annually among certain members of executive management, subject to the Nominating and Governance Committee’s annual assessment of the Board’s overall needs and composition. After further consideration and assessment by the Nominating and Governance Committee and the Board, the Board has determined not to continue such rotating director position.

Family Relationships

Linda Gleason is the wife of George Gleason. Except for the foregoing, no family relationships exist among any of the above named directors, director nominees or executive officers of the Company or the Bank.

Voting for Directors; Director Resignation Policy

The vote of a plurality of all of the votes cast at the Annual Meeting is necessary for the election of a director. A “plurality” means the individuals who receive the greatest number of votes cast “FOR” are elected as directors. However, under our amended and restated Bylaws, any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election must tender to the Board his or her resignation as a director, which will become effective upon acceptance by the Board. Within 90 days following the certification of the election results, the Board must publicly disclose its decision to either accept or reject the tendered resignation and, if rejected, its reasons for doing so.

Board Recommendation

The Board unanimously recommends that shareholders vote “FOR” the election of each nominee. Proxies solicited by the Board and validly executed and received by the Company will be so voted unless shareholders specify a contrary choice in their proxies. If a nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the proxy holder for a substitute designated by the Board.

CORPORATE GOVERNANCE

Board Independence

The Board believes that the purpose of corporate governance is to ensure that it maximizes shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices which the Board and senior management believe promote this purpose, are sound, and represent best practices. In accordance with our Corporate Governance Principles, a majority of our Board must consist of independent directors pursuant to the applicable independence standards set forth under the NASDAQ listing standards. The Board has affirmatively determined that twelve out of our current fifteen directors qualify as “independent” under the NASDAQ listing standards for independence. The twelve current independent directors are: Nicholas Brown, Paula Cholmondeley, Richard Cisne, Robert East, Catherine B. Freedberg, Peter Kenny, William Koefoed, Henry Mariani, Jack Mullen, Robert Proost, John Reynolds, and Ross Whipple. In addition, the Board has determined that director nominee Kathleen Franklin qualifies as “independent” under the NASDAQ listing standards for independence.

We also maintain a Nominating and Governance Committee, Audit Committee, Risk Committee and Personnel and Compensation Committee, and the Board has determined that each director serving on these committees is independent based on the NASDAQ listing standards and applicable SEC rules and regulations.

Board Meetings and Attendance

During 2016, the Board met on six occasions. In 2016, each director attended at least 75% of the total of all meetings of the Board and committees of the Board on which he or she served during the period in which he or she served. Under the Company’s Corporate Governance Principles, each director is expected to attend Board and committee meetings, as applicable, and spend sufficient time to properly discharge his or her responsibilities. It is the Company’s policy that all directors attend the annual meeting of shareholders. All Board members who were nominated and elected at the Company’s 2016 annual meeting were in attendance at such meeting.

Board Committees

In accordance with the Company’s Corporate Governance Principles, the Board has established the committees described below. A complete description of the duties and responsibilities of each committee can be found in their respective committee charters, which are available on the Company’s Investor Relations website at http://ir.bankozarks.com. The following table provides information on the Board’s current committee memberships and the number of meetings held during 2016. Except as otherwise noted below, it is anticipated that all directors listed below will continue to serve on their respective committees for the remainder of 2017 and until the next annual meeting of shareholders. If elected to the Board at this Annual Meeting, Ms. Franklin is expected to serve on the Nominating and Governance Committee and the Risk Committee.

Director Name	Executive	Nominating/ Governance	Audit	Risk	Personnel/ Comp.	Trust	Directors’ Loan	ALCO	Investment	CRA/Fair Lending	IS Steering
G. Gleason(1)	X (C)					X	X	X
D. Thomas
N. Brown	X				X(C)						X
P. Cholmondeley					X					X
R. Cisne			X					X
R. East	X	X(C)		X
C. Freedberg		X				X
L. Gleason						X	X			X
P. Kenny	X	X			X		X	X	X(C)
W. Koefoed			X								X
H. Mariani(2)	X	X	X(C)				X	X
J. Mullen				X			X	X	X
R. Proost			X				X	X	X
J. Reynolds(3)					X						X
R. Whipple				X(C)
2016 Meetings (#)	4	4	10	2	6	4	53	4	6	6	9

(C) Chairman

(1)	Effective May 8, 2017, Mr. Gleason will rotate off the Trust Committee.
(2)	Effective May 8, 2017, Mr. Mariani will rotate off the Nominating and Governance Committee.
(3)	Effective May 8, 2017, Dr. Reynolds will rotate off the Personnel and Compensation Committee and become a member of the Trust Committee.

Executive Committee. The Executive Committee is comprised of the Chairman of the Board (as Committee Chair), the respective chairs of the Audit Committee, Personnel and Compensation Committee and Nominating and Governance Committee, and the presiding independent director. The Executive Committee was appointed to exercise the powers and authority of the Board of Directors, with certain limitations fully set out in its charter, during the intervals between meetings of the Board when, based on the business needs of the Company, it is desirable for Board-level actions to be considered but the convening of a special Board meeting is not warranted as determined by the Chairman of the Board. It is the general intention that all substantive matters in the ordinary course of business be brought before the full Board for action, but the Board recognizes the need for flexibility to act on substantive matters where action may be necessary between Board meetings which, in the opinion of the Chairman of the Board, should not be postponed until the next scheduled meeting of the Board.

Nominating and Governance Committee. The Nominating and Governance Committee is appointed by the Board to: (1) assist the Board by identifying individuals qualified to become Board members and to recommend to the Board the director nominees for the next annual meeting of shareholders or in connection with any Board vacancy; (2) review and reassess the adequacy of the Company’s Corporate Governance Principles; (3) review the Company’s management succession plans and make recommendations to the Board regarding such succession plans; (4) lead the Board in its annual review of the Board’s performance, including individual director assessments; (5) assist the Board in determining the independent status of directors under the director independence rules of NASDAQ, related SEC rules and the Company’s governance documents; and (6) review and approve certain transactions between the Company and its officers, directors or affiliates. The committee is comprised of a minimum of three directors, and the Board has determined that each member of the committee is “independent” under the NASDAQ listing standards.

Audit Committee. The Audit Committee’s primary function, which is further described in the Audit Committee Charter, is to assist the Board in fulfilling its oversight responsibilities relating to the Company’s auditing, accounting and financial reporting processes. The Audit Committee is directly responsible for the engagement, compensation, retention and oversight of the Company’s independent auditors and the review and oversight of the Company’s internal controls and the qualitative aspects of its financial reporting. The Audit Committee also receives and reviews periodic reports and presentations from the internal auditors, provides general oversight and direction for their work, and coordinates corrective action as appropriate. The committee is comprised of a minimum of three directors, and the Board has determined that each member of the Audit Committee qualifies as an “independent” director under the Sarbanes-Oxley Act, related SEC rules and NASDAQ listing standards related to audit committees, and that each satisfies all other applicable standards for service on the Audit Committee. In addition, the Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” within the meaning of the regulations of the SEC.

Risk Committee. The Risk Committee provides oversight of the Company’s enterprise-wide risk management framework and the Company’s corporate risk structure, including the strategies, policies, processes, procedures and systems established by management to identify, assess, measure, manage and monitor the Company’s significant financial, operational and other risk exposures. The committee is comprised of a minimum of three directors. The Board has determined that each member of the Risk Committee is “independent” under applicable NASDAQ listing standards and satisfies all other applicable standards for service on the Risk Committee.

Personnel and Compensation Committee. The Personnel and Compensation Committee (the “Compensation Committee”): (1) reviews and determines the compensation for the Company’s Chief Executive Officer and reviews and approves the compensation for executive officers and, to the extent the Compensation Committee deems appropriate, other personnel, including base salary, incentive compensation arrangements, bonus and equity-based awards, employment agreements, severance arrangements, change in control agreements/provisions, if applicable, and any special or supplemental benefits; (2) reviews and recommends to the Board, compensation for the Company’s directors; (3) considers, reviews, approves and, when appropriate, recommends to the Board and/or the shareholders, incentive compensation plans and equity-based plans applicable to all officers and employees; (4) reviews potential risks related to the Company’s compensation programs and policies, including incentive plans; (5) reviews additions, separations, promotions and transfers of personnel; (6) oversees administration of the employee benefit plans and programs, including the Company’s equity compensation plans; and (7) oversees staff training and educational programs. The Compensation Committee also produces the Compensation Committee Report for inclusion in the Company’s proxy statement for its annual shareholders meeting, and reviews and discusses with management the Company’s Compensation Discussion and Analysis (“CD&A”) below and recommends to the Board the inclusion of the CD&A in the Company’s proxy statement for its annual shareholders meetings. The committee is comprised of a minimum of three directors, and the Board has determined that each member of the committee is “independent” under applicable NASDAQ listing standards and satisfies all other applicable standards related to compensation committees. The responsibilities of the Compensation Committee and its activities during 2016 are more fully described in this proxy statement under the heading, “Compensation Discussion and Analysis” below.

To facilitate the fulfillment of its duties, the Compensation Committee has sole authority to (1) retain outside advisors, including compensation consultants, to assist the Compensation Committee with executive compensation matters and (2) approve the fees and retention terms of any such advisors or consultants. The Compensation Committee engaged Blanchard Consulting Group (“Blanchard”) as its independent compensation consultant to assist in determining the composition of the Company’s peer group for executive compensation purposes and the review of the Company’s executive compensation program for 2015, and engaged McLagan Partners, Inc. (“McLagan”) as its independent compensation consultant to assist in determining the composition of the Company’s peer group for executive compensation purposes and the review of the Company’s executive compensation program for 2016. Blanchard and McLagan also provided advice and information on other executive compensation matters, including executive pay components, prevailing market practices, and relevant legal and regulatory requirements. For more information regarding these engagements, see “Compensation Discussion and Analysis––Key Executive Compensation Policies and Practices––Role of Independent Compensation Consultant” below.

Trust Committee. The Trust Committee oversees the operation of the Trust and Wealth Management Division and the administration of its trust accounts. The committee is comprised of a minimum of three directors and certain officers of the Company or Bank as determined by the Board. Tyler Vance, our Chief Operating Officer and Chief Banking Officer, serves as Chairman of the Trust Committee.

Directors’ Loan Committee. The Directors’ Loan Committee has responsibility for reviewing and approving all loans and aggregate loan relationships in excess of $10 million, up to the lending limit of the Bank, and for administering other aspects of the lending function. The committee is comprised of a minimum of five directors, and such additional members as determined and selected from time to time by the Board. In the absence of one or more of such directors, the committee chairman may select other directors to serve, or in the chairman’s absence, the Chief Executive Officer may select such additional members. To ensure a full understanding by the Board of the Company’s credit processes and culture, each Board member who is not a standing member of the Directors’ Loan Committee is invited to serve, on a rotating basis, as an additional member of the Directors’ Loan Committee for a calendar quarter. Darrel Russell, our Chief Credit Officer, serves as Chairman of the Directors’ Loan Committee.

ALCO Committee. The ALCO Committee oversees management of the asset/liability (interest rate risk) position, liquidity, funds management, and capital requirements of the Company and Bank. The committee is comprised of a minimum of two directors and certain officers of the Company or Bank as determined by the Board. Greg McKinney, our Chief Financial Officer and Chief Accounting Officer, serves as Chairman of the ALCO Committee.

Investment Committee. The Investment Committee oversees management of the corporate investment portfolio of the Company and Bank relative to the policies, risk management guidelines and general strategy established by the Board. The committee is comprised of a minimum of three directors as determined by the Board.

Community Reinvestment Act (“CRA”) and Fair Lending Committee. The CRA and Fair Lending Committee is responsible for overseeing the operation of the community development activities and compliance with applicable fair lending regulations of the Bank. The committee is comprised of a minimum of two directors and certain officers of the Company or Bank as determined by the Board. Greg McKinney, our Chief Financial Officer and Chief Accounting Officer, serves as Chairman of the CRA and Fair Lending Committee.

IS Steering Committee. The purpose of the IS Steering Committee is to discharge the Board’s responsibilities related to overseeing information systems (“IS”) activities. The committee provides general reviews for the Board regarding major IS projects and helps ensure proper business alignment, effective strategic planning and oversight of IS performance. The committee is comprised of a minimum of two directors and certain officers of the Company or Bank as determined by the Board. Chad Necessary, our Chief Information Officer, serves as Chairman of the IS Steering Committee.

Other Committees. The Board may establish additional committees in order to properly fulfill its duties and serve the needs of the Company. The Board may, from time to time, provide for different or additional members of any or all of its committees.

Board Composition and Nominating Process

The Company’s Nominating and Governance Committee is responsible for reviewing with the Board, from time to time, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. Nominees for directorship are selected by the Nominating and Governance Committee in accordance with the qualification standards discussed below and in the Company’s Corporate Governance Principles or established from time to time by the Nominating and Governance Committee. The Company’s Corporate Governance Principles and the “Process for Nominating Candidates to the Board of Directors of Bank of the Ozarks, Inc.” can be found on the Company’s Investor Relations website at http://ir.bankozarks.com.

Director Qualifications

In identifying and evaluating potential nominees for director, the Nominating and Governance Committee considers individuals from various disciplines and diverse backgrounds. While the Board does not have a specific diversity policy, the Nominating and Governance Committee considers diversity on the Board when nominating non-employee directors for election by taking into account geographic diversity to reflect the geographic areas in which the Company operates, as well as diversity of age, gender, race, ethnicity, experience, background and personal characteristics. As a primary consideration, the Board seeks members with complementary individual backgrounds which maximize perspective and ensure a wealth of experience to enable the Board to make better informed decisions.

Board candidates are considered based upon various criteria in the context of an assessment of the perceived needs of the Board at that point in time. The following are important, but not necessarily all, attributes that should be possessed by a director:

•	The highest personal and professional ethics, integrity and values, and a commitment to representing the long-term interests of the Company’s shareholders.

•	An inquisitive and objective perspective, practical wisdom and mature judgment, and the ability to exercise informed judgment in the performance of his or her duties.

•	Commitment of sufficient time and attention to discharge his or her obligations.

•	A distinguished record of leadership and success in his or her arena of activity.

•	A strong background of relevant experience or education.

•	Strong community ties in the Company’s banking markets or with the business community that can assist the Company from time to time in its business development efforts.

In approving candidates for election as director, the Nominating and Governance Committee will also assure that the Board and its committees will satisfy all applicable requirements of the federal securities laws and the corporate governance requirements for NASDAQ-listed issuers.

Director Selection and Nomination Process

The Nominating and Governance Committee regularly assesses the mix of skills and industries currently represented on the Board, whether any vacancies on the Board are expected due to retirement or otherwise, the skills represented by any departing directors, and additional skills highlighted during the Board self-assessment process that could improve the overall quality and ability of the Board to carry out its functions.

The Nominating and Governance Committee evaluates the qualifications and performance of any incumbent directors that desire to continue their service on the Board. In particular, as to each such incumbent director, the Nominating and Governance Committee will consider if the director continues to satisfy the minimum qualifications for director candidates adopted by the committee; review the assessments of the performance of the director during the preceding term made by the committee; and determine whether there exist any special, countervailing considerations against re-nomination of the director.

The Board does not believe it should establish term or age limits. While such limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole. As an alternative to term or age limits, the Nominating and Governance Committee reviews each director’s continuation on the Board every year, including a review and assessment of the underlying composition and skills of the Board, analysis of each director’s tenure, and the diversity of personal and educational background, career expertise, gender, age and race. This review also includes the Nominating and Governance Committee’s analysis regarding each director’s independence and whether any director has had a significant change in his or her business or professional circumstances during the past year.

Prior to completing its recommendation to the Board of nominees for election to the Board, the Nominating and Governance Committee requires each potential candidate to complete a director questionnaire and a report on all transactions between the candidate and the Company, its directors, officers and related parties. The Nominating and Governance Committee will also consider such other relevant factors as it deems appropriate. After completing this evaluation, the Nominating and Governance Committee will make a recommendation to the Board of the persons who should be nominated, and the Board will then determine the nominees after considering the recommendations of the committee.

Shareholder Recommendations for Directors

On an ongoing basis, the Nominating and Governance Committee considers potential director candidates identified on its own initiative as well as candidates referred or recommended to it by other directors, members of management, shareholders and other resources (including individuals seeking to join the Board). Shareholders who wish to recommend candidates may contact the Nominating and Governance Committee in the manner described below under “—Communicating with our Board of Directors.” All candidates are required to meet the criteria outlined above, as well as the director independence and other standards set forth in our Corporate Governance Principles and other governing documents, as applicable, as determined by the Nominating and Governance Committee in its sole discretion. Shareholder nominations must be made according to the procedures required under our Bylaws and described in this proxy statement under the heading “Shareholder Proposals for the 2018 Annual Meeting.” The Nominating and Governance Committee strives to evaluate all prospective nominees to the Board in the same manner and in accordance with the same procedures, without regard to whether the prospective nominee is recommended by a shareholder, the Nominating and Governance Committee, another board member, or members of management. However, the Nominating and Governance Committee may require additional steps in connection with the evaluation of candidates submitted by shareholders or others due to the potential that the existing directors and members of management will not be as familiar with the proposed candidate as compared to candidates recommended by existing directors or members of management. The Nominating and Governance Committee will conduct the same analysis that it conducts with respect to its director nominees for any director nominations properly submitted by a shareholder and, as a result of that process, will decide whether to recommend a candidate for consideration by the full Board.

Board Leadership Structure

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience and expertise from outside the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with the role of the presiding independent director, having the duties described below, is in the best interest of shareholders because it provides an appropriate balance between strategy development and independent oversight of management.

Peter Kenny is currently serving as presiding independent director. He has the responsibility of presiding at all meetings of the Board’s independent directors, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him on the efficiency of the Board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Company’s Corporate Governance Principles.

Oversight of Risk Management

The Board has an active role, as a whole and at the committee level, in the Company’s risk oversight process. The Board receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal/compliance, credit, strategic and reputational risks. At the committee level: (i) the Audit Committee oversees management of accounting, financial and legal risks; (ii) the Compensation Committee oversees the management of risks relating to the Company’s executive compensation program as well as compensation matters involving all employees and the Company’s directors; (iii) the Nominating and Governance Committee manages risks associated with the independence of the members of the Board and potential conflicts of interest; and (iv) the Risk Committee oversees the Company’s enterprise-wide risk management framework and corporate risk structure. While each committee is directly responsible for evaluating certain enumerated risks and overseeing the management of such risks, the entire Board is generally responsible for and is regularly informed through committee reports about such risks and any corresponding remediation efforts designed to mitigate such risks. In addition, appropriate committees of the Board receive reports from senior management within the organization to enable the Board to understand risk identification, risk management and risk mitigation strategies. When a committee receives such a report, the committee chairman (or another designated person) reports on the discussion to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role.

The Board’s discharge of its risk oversight role has not specifically affected the Board’s leadership structure discussed above. Rather, in establishing the current leadership structure of the Board, risk oversight was one factor among many considered. The Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight role, it may make any change it deems appropriate.

Shareholder Interaction and Corporate Governance Initiatives

We understand that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our shareholders and will positively aid in the governance of the Company. We also reach out to shareholders from time to time to ensure that management and the Board understand and consider the issues that matter most to our shareholders. In connection with our investor outreach and annual corporate governance review, we have made changes to our corporate governance policies and procedures, including:

•	Amending our Bylaws to require any director that receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election to submit a resignation letter to the Board as described in more detail under “Board Proposal No. 1—Election of Directors —Voting for Directors; Director Resignation Policy;”

•	Posting our policy against hedging activities, applicable to all executive officers, directors and employees on our investor relations website;

•	Adopting an Anti-Pledging Policy applicable to all executive officers and directors;

•	Adopting an Executive Compensation Clawback Policy; and

•	Adopting Stock Ownership Guidelines for non-employee directors and all executive officers.

Other Governance Policies and Practices

Each year the Board reviews the Company’s governance documents and modifies them as appropriate. These documents include the Company’s Corporate Governance Principles, the charters for each Board committee, our Code of Ethics and other key policies and practices. Copies of the currently effective charters for each Board committee, the Code of Ethics, our Corporate Governance Principles and other corporate governance policies are available on the Company’s Investor Relations website at http://ir.bankozarks.com.

We are committed to continually enhancing our strong corporate governance practices, which we believe help us sustain our success and build long-term value for our shareholders. Our Board oversees the Company’s strategic direction and the performance of our business and management. Our governance structure enables independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the Company and our shareholders. Below are some highlights of our corporate governance practices.

Stock Ownership Guidelines

Our Board has approved and adopted Stock Ownership Guidelines. Under these guidelines, each non-employee director and each executive officer must beneficially own shares of our common stock as follows for as long as such individual is subject to the guidelines:

Position	Minimum Ownership Level
Chief Executive Officer	10x base salary
Chief Lending Officer/President – RESG	3x base salary
Chief Financial Officer/Chief Accounting Officer	3x base salary
Chief Operating Officer/Chief Banking Officer	3x base salary
All Other Executive Officers	2x base salary
Non-Employee Directors	5x annual cash retainer

Each director or executive officer is expected to comply with the applicable level of ownership within five years of the date they first become subject to the Stock Ownership Guidelines. Each individual covered by the guidelines must retain at least 75% of the number of net shares of common stock acquired on vesting of restricted stock or on exercise of stock options until he or she achieves the appropriate minimum ownership level. Executives and directors must maintain free and clear ownership of all shares required to meet the applicable guidelines. The Personnel and Compensation Committee administers the Stock Ownership Guidelines and may, in its discretion, consider exceptions if the guidelines place a severe financial hardship on an individual or for charitable gifts, estate planning transactions and certain other limited circumstances.

Policy Against Hedging Activities

The Company is dedicated to growing its business and enhancing shareholder value in all that we do in an ethical way and being mindful of the need to avoid taking actions that pose undue risk or have the appearance of posing undue risk to the institution. Our goal is to grow shareholder value in both the short term and in the longer term, and we expect our directors, officers and employees to have the same goals as the Company that are reflected in their trading activities in the Company’s securities. The Company considers it inappropriate for any director, officer or employee to enter into speculative transactions in the Company’s securities.

Our Board has adopted, as part of our insider trading policy, prohibitions against our directors, officers and employees engaging in hedging activities involving the Company’s securities, including short sales of our securities and transactions in puts, calls, options or other derivative securities based on the Company’s securities.

Anti-Pledging Policy

The Company’s insider trading policy includes a policy prohibiting the Company’s executive officers and directors from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan. An exception to this prohibition may be granted under limited circumstances by our Compliance Officer but only in the event the requesting person has provided supporting documents that would clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities.

Management Succession Plan

In accordance with our Corporate Governance Principles, the Chief Executive Officer and the Nominating and Governance Committee review succession planning with the Board on an annual basis, which includes an annual review of the strength and depth of executive talent and consideration of ongoing executive development. The Board has in place a written management succession planning policy in order to minimize the risk of adverse impact from an unplanned Chief Executive Officer or other senior management vacancy and to help ensure the continuity of senior management.

Board and Committee Self-Evaluations

The Board conducts annual self-evaluations and questionnaires to assess the qualifications, attributes, skills and experience represented on the Board and to determine whether the Board and its committees are functioning effectively. The Nominating and Governance Committee oversees this annual review process and, through its Chairman, discusses the input with the full Board. In addition, each Board committee reviews annually the qualifications and effectiveness of that committee and its members.

The Company, the Board and each of the Board committees will continue to monitor corporate governance developments and will continue to evaluate committee charters, duties and responsibilities with the intention of maintaining full compliance with all applicable corporate governance requirements.

Communicating with our Board of Directors

Shareholders may communicate with the Board, individual directors, our presiding independent director or any Board committee by sending correspondence to: Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, AR 72231-8811; Attention: General Counsel-Corporate Finance. All appropriate communications received will be forwarded to the Board, our presiding independent director, the chairman of the appropriate board committee or the individual director as addressed. Communications regarding nominations of candidates to the Board or shareholder proposals are subject to additional requirements that are discussed separately in this proxy statement. See “– Board Composition and Nominating Process” above and “Shareholder Proposals for the 2018 Annual Meeting” below.

BOARD PROPOSAL NO. 2:

APPROVAL OF AN AMENDMENT TO THE NON-EMPLOYEE DIRECTOR STOCK PLAN

The Board of Directors proposes that the shareholders approve an amendment to the Bank of the Ozarks, Inc. Non-Employee Director Stock Plan. The full text of the plan, as proposed to be amended (the “Director Plan”), is included in Appendix A to this proxy statement and reference is made to such appendix for a complete statement of the provisions of the Director Plan.

Background and Purpose

The purpose of the Director Plan is to advance the interests of the Company and its shareholders by affording to non-employee directors of the Company an opportunity to acquire or increase their proprietary interest in the Company by granting such directors awards of common stock. By encouraging non-employee directors to become owners of Company shares, the Company seeks to increase their incentive for enhancing shareholder value and to motivate, retain and attract those highly competent individuals upon whose judgment, initiative, leadership and continued efforts the success of the Company in large measure depends.

In November 2016, the Compensation Committee considered a report prepared by McLagan, the Compensation Committee’s independent compensation consultant, comparing the Company’s director compensation program to the director compensation program for each of the banks used in the 2016 Peer Group, as described in more detail under the heading “Compensation Discussion and Analysis—Peer Groups—2016 Peer Group” below. When compared to the 2016 Peer Group, equity compensation paid to the Company’s non-employee directors (as a percentage of total director compensation) ranked below the 20th percentile for the peer group. In light of this report and in order to continue our ability to attract and retain highly qualified individuals to serve as directors, the Compensation Committee approved, and the Board ratified, an increase in the equity component of the compensation to be paid to our non-employee directors under the Director Plan from an annual grant of shares of common stock worth $35,000 to an annual grant of shares of common stock worth $50,000.

As of March 1, 2017, 29,928 shares of common stock (of the 50,000 shares initially reserved) were available for issuance under the Director Plan. Based on the proposed 2017 increase in the amount of the annual grant of shares under the Director Plan (assuming this proposal is approved at the Annual Meeting), and in order to ensure that there are a sufficient number of additional shares of common stock available for issuance in accordance with the Director Plan, management recommended to the Compensation Committee, and the committee approved, an amendment to the Director Plan which would increase the number of shares of common stock authorized for issuance thereunder by 50,000 shares to an aggregate of 100,000 shares. The Board adopted and ratified this recommendation.

The changes approved by the Compensation Committee and the Board are reflected in the Director Plan included in Appendix A to this proxy statement. If this amendment is not approved by shareholders at the Annual Meeting, awards will continue to be granted under the Director Plan as currently in effect.

Summary of the Material Terms of the Director Plan, as Amended

The Bank of the Ozarks, Inc. Non-Employee Director Stock Plan was originally adopted and approved by the Board and the shareholders of the Company in 2015. The plan was amended on May 16, 2016 upon approval by the Company’s shareholders in order to increase the annual grant to our non-employee directors from $25,000 worth of shares of common stock to $35,000 worth of shares of common stock. The Board of Directors proposes that the shareholders approve a further amendment to the Director Plan to increase the amount of the annual grant to $50,000 worth of shares of common stock and to increase the number of shares reserved under the plan.

The following is a summary of certain principal features of the Director Plan, including the proposed amendment. The full text of the plan, as proposed to be amended, is included in Appendix A to this proxy statement and reference is made to such appendix for a complete statement of the provisions of the Director Plan.

Eligibility. Each person who is not otherwise an employee of the Company, or any of its subsidiaries, and who has been elected or appointed as a director of the Company is eligible to participate in the Director Plan (referred to as an Eligible Director).

Shares Reserved. Subject to adjustment in connection with certain corporate transactions involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares or other transaction), the aggregate number of shares of common stock which currently may be issued as awards may not exceed 50,000. If the amendment to the Director Plan is approved at the Annual Meeting, the aggregate number of shares of common stock which may be issued as awards thereunder will be increased from 50,000 to 100,000.

Awards of Stock. Upon election by the Company’s shareholders at each annual meeting of shareholders, or any special shareholders meeting called for such purpose, each Eligible Director automatically receives an award of shares of common stock. Each Eligible Director appointed as a member of the Board for the first time, other than upon election by the Company’s shareholders at an annual shareholders meeting (or any special shareholders meeting called for such purpose), automatically receives an award of shares of common stock. Currently, the number of shares of common stock subject to the award is the equivalent of $35,000 worth of shares of common stock based on the average of the highest reported asked price and the lowest reported bid price reported on the NASDAQ on the grant date, which is the date such Eligible Director is elected as a director by the Company’s shareholders or the date such Eligible Director is first appointed as a member of the Board, as applicable. If the amendment to the Director Plan is approved at the Annual Meeting, each Eligible Director will receive the equivalent of $50,000 worth of shares of common stock based on the average of the highest reported asked price and the lowest reported bid price reported on the NASDAQ on the grant date.

Administration. The Director Plan is administered by the Compensation Committee, which is comprised solely of directors who are considered independent under the applicable NASDAQ listing standards. Subject to the terms of the Director Plan, the Compensation Committee is authorized to make all determinations that may be necessary or advisable for the administration of the Director Plan.

General Terms of Awards. Shares of common stock awarded under the Director Plan are fully vested on the grant date and have all the rights of any other shareholder, including the right to vote the shares and the right to receive dividends.

Amendment; Termination. The Compensation Committee may at any time terminate, and may at any time and from time to time and in any respect amend or modify, the Director Plan provided that, if under applicable laws or the rules of any securities exchange upon which the Company’s common stock is listed, the consent of the Company’s shareholders is required for such amendment or modification, such amendment or modification shall not be effective until the Company obtains such consent, and provided further, that no termination, amendment or modification of the Director Plan shall in any manner affect any outstanding award granted pursuant to the Director Plan without the consent of the awardee. If not previously terminated by the Compensation Committee or the Board, the Director Plan will terminate ten (10) years from the initial effective date.

Tax Consequences. Since there will be no risk of forfeiture or restrictions on transfer, under Section 83(b) of the Internal Revenue Code (“Code”), a recipient of a common stock award will be subject to tax at ordinary income rates on the fair market value of the common stock at the time it is received. The foregoing summary of certain of the federal income tax consequences of grants made under the Director Plan is not intended to be exhaustive and does not describe state or local tax consequences.

Benefits to Non-Employee Directors

Only non-employee directors of the Company are eligible to participate in the Director Plan. Of the persons and groups set forth in the table below, only persons within the category titled “All Non-Executive Directors as a Group” receive benefits under the Director Plan. As disclosed in this proxy statement under the section entitled “2016 Director Compensation” below, non-employee directors received fully vested awards of common stock equal to $35,000 (955 shares) upon election at the 2016 annual meeting pursuant to the Director Plan. The following table sets forth information pertaining to the number of shares of common stock that will be granted to each non-employee director elected at the Annual Meeting assuming (i) the amendment to the Director Plan is approved by the shareholders at the Annual Meeting and (ii) all 14 non-employee director nominees are elected at the Annual Meeting.

Non-Employee Director Stock Plan
	Shares(1)	Dollar Value (1)
George Gleason, Chairman and CEO	—	—
Greg McKinney, CFO and CAO	—	—
Dan Thomas, Vice Chairman, CLO and President-RESG	—	—
Tyler Vance, COO and CBO	—	—
John Carter, Director of Community Banking	—	—
All Executive Officers as a Group	—	—
All Non-Executive Directors as a Group	12,782	$699,559
All Non-Executive Officer Employees as a Group	—	—

(1)	If the amendment to the Director Plan is approved, each non-employee director will receive $50,000 worth of shares of common stock based on the average of the highest reported asked price and the lowest reported bid price reported on NASDAQ on the grant date. For purposes of this table, the number of shares granted is based on the closing stock price of the Company’s common stock on the NASDAQ Global Select Market on February 28, 2017 of $54.73.

The Board recommends a vote “FOR” the amendment to the Company’s Non-Employee Director Stock Plan. Proxies solicited by the Board will be so voted unless shareholders specify in their proxies a contrary choice. The affirmative vote of the majority of the votes cast on the matter is required to approve the amendment to the Director Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2016 concerning shares of common stock that may be issued upon the exercise of options and other rights under existing equity compensation plans and arrangements, separately reflecting plans approved by shareholders and plans or arrangements not submitted to shareholders for approval.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan
Equity compensation plans approved by shareholders:
• Stock Option Plan(1)	1,505,484	$38.88	1,402,941
• 2009 Restricted Stock and Incentive Plan(2)	—	—	1,178,703
• Non-Employee Director Stock Option Plan(3)	130,000	$16.55	—
• Non-Employee Director Stock Plan(4)	—	—	29,928
Equity compensation plans not approved by shareholders	—	—	—

TOTAL	1,635,484		2,611,572

(1)	Of the 1,505,484 options outstanding as of December 31, 2016, 58,150 of these options were exercised between January 1, 2017 and February 28, 2017. Between January 1, 2017 and February 28, 2017, 603,414 options were awarded pursuant to this plan, leaving 799,527 shares available for future awards under this plan as of March 1, 2017.
(2)	As of December 31, 2016, there were 430,497 shares of unvested restricted stock outstanding under the 2009 Restricted Stock and Incentive Plan. Between January 1, 2017 and February 28, 2017, 238,794 shares of restricted stock were awarded under this plan, leaving 939,909 shares available for future awards under this plan as of March 1, 2017.
(3)	Of the 130,000 options outstanding as of December 31, 2016, 8,000 of these options were exercised between January 1, 2017 and February 28, 2017. Effective May 18, 2015, in connection with the approval and adoption of the Non-Employee Director Stock Plan, directors no longer receive annual stock option grants under this plan.
(4)	If the amendment to the Non-Employee Director Stock Plan (Board Proposal No. 2) is approved at the Annual Meeting, non-employee directors will receive $50,000 worth of shares of common stock upon election, or re-election, as applicable, and the number of shares of common stock available for issuance under the plan would increase by 50,000 shares.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three or more non-employee directors all of whom have been determined by the Board to qualify as independent directors under the Sarbanes-Oxley Act, related SEC Rules and NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee’s Charter is evaluated annually to ensure compliance with SEC rules and regulations and NASDAQ listing standards and was last revised on February 27, 2017. A copy of the Audit Committee’s Charter is available on the Company’s Investor Relations website at http://ir.bankozarks.com.

The Audit Committee oversees the Company’s auditing, accounting and financial reporting processes on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee, among other things, reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2016, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters required to be discussed by Auditing Standard No. 1301 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communication with the Audit Committee concerning independence and the Audit Committee has discussed with the independent auditors the independent auditors’ independence from the Company and its management. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence, and has concluded that such provision is compatible with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Audit Committee of the Board of Directors

Henry Mariani, Chairman
Richard Cisne
William Koefoed
Robert Proost

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee first engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ended December 31, 2016, replacing Crowe Horwath LLP. The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for its audit for the year ended December 31, 2016, and fees billed for other services rendered by PricewaterhouseCoopers LLP during the same period.

2016
Audit Fees	$1,379,500
Audit-Related Fees	$115,000
Tax Fees	$—
All Other Fees	$—

Total	$1,494,500

Audit fees totaling $1,379,500 for 2016 relate to the audit of the Company’s consolidated financial statements and review of the Company’s quarterly reports on Form 10-Q. Audit-related fees include fees incurred relative to the audit of the Company’s 401(k) Retirement Savings Plan (the “401(k) Plan”) and issuance of comfort letters that are services normally provided by the principal accountant in connection with statutory and regulatory filings or engagements. There were no tax or other services provided during 2016.

The Audit Committee previously adopted a policy for pre-approval of engagements for audit, audit-related and non-audit services to be performed by the independent auditors. The policy requires that all audit services and audit-related services to be performed by the independent auditors be pre-approved by the Audit Committee. Non-audit services must first be pre-approved by the Chief Financial Officer before being submitted for pre-approval to the Audit Committee. The requirement for pre-approval by the Audit Committee of an engagement for non-audit services by the Company’s independent auditors may be waived if the aggregate amount of all such non-audit services provided by the independent auditors is less than five percent of the total amount of fees paid by the Company to the independent auditors during the fiscal year when the non-audit services are provided, such services were not recognized by the Company at the time of the engagement as non-audit services, and the services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee, or by one or more members of the Audit Committee to whom authority to grant such approvals has been delegated by the Audit Committee prior to the completion of the audit. All fees shown in the table above were pre-approved in accordance with the policies above.

BOARD PROPOSAL NO. 3:

RATIFICATION OF INDEPENDENT AUDITORS

As previously disclosed in the Company’s current report on Form 8-K filed with the SEC on February 19, 2016 (“Auditor Current Report”), following a competitive review of independent registered public accounting firms, on February 18, 2016 the Audit Committee of the Board of Directors dismissed Crowe Horwath LLP as the Company’s independent auditor, effective as of February 19, 2016, the date of the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

During the Company’s fiscal years ended December 31, 2014 and 2015, and the subsequent interim period through February 19, 2016, there were (i) no disagreements between the Company and Crowe Horwath LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Crowe Horwath LLP’s satisfaction, would have caused Crowe Horwath LLP to make reference to the subject matter of the disagreement in its report on the Company’s consolidated financial statements for the relevant year, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The audit report of Crowe Horwath LLP on the consolidated financial statements of the Company as of December 31, 2014 and 2015, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

The Company provided Crowe Horwath LLP with a copy of the Auditor Current Report prior to its filing with the SEC and requested Crowe Horwath LLP to furnish the Company with a letter addressed to the SEC stating whether Crowe Horwath LLP agreed with the statements made by the Company in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it did not agree. A copy of Crowe Horwath LLP’s letter dated February 19, 2016 was attached as Exhibit 16.1 to the Auditor Current Report.

In addition, as disclosed in the Auditor Current Report, on February 19, 2016, based upon the recommendation and approval of the Audit Committee, the Company selected and appointed PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ended December 31, 2016, and such selection was ratified by the shareholders at the 2016 annual meeting. The Company’s engagement of PricewaterhouseCoopers LLP became effective on March 3, 2016, upon execution of the engagement letter, as disclosed in the Company’s Current Report on Form 8-K filed with the SEC on March 4, 2016. During the Company’s fiscal years ended December 31, 2014 and 2015, and the subsequent interim period through March 3, 2016, neither the Company, nor anyone on its behalf, consulted with PricewaterhouseCoopers LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s consolidated financial statements; and as such, no written report or oral advice was provided, and none was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issues; or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” (within the meaning of Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Regulation S-K, respectively).

The Audit Committee of the Board selected and appointed PricewaterhouseCoopers LLP as the Company’s principal independent registered public accounting firm for the year ending December 31, 2017, and seeks ratification of the appointment by the shareholders. The Audit Committee, however, retains sole authority over the appointment and replacement of the Company’s independent auditors. As a result, despite any ratification of this engagement of PricewaterhouseCoopers LLP by our shareholders, the Audit Committee will continue to be authorized to terminate the engagement at any time during the year, to retain another independent registered public accounting firm to examine and audit the consolidated financial statements of the Company for fiscal year 2017, or to take any other related action if judged by the Audit Committee to be in the best interests of the Company. If the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017 is not ratified by the shareholders, the matter will be referred to the Audit Committee for further review and action.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Board Recommendation

The Board unanimously recommends a vote “FOR” the ratification of the Audit Committee’s selection and appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2017. Proxies solicited by the Board and validly executed and received by the Company will be so voted unless shareholders specify otherwise in their proxies.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of February 28, 2017, by (1) each director, director nominee and named executive officer of the Company, (2) all directors, director nominees and executive officers of the Company as a group and (3) each person who is known by the Company to own beneficially 5% or more of the Company’s common stock. Unless otherwise indicated, based on information furnished by such shareholders, management of the Company believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of the Company.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Class(1)

Directors and Executive Officers
George and Linda Gleason	6,052,763	(2)	4.98%
Nicholas Brown	19,044		*
John Carter	20,496		*
Paula Cholmondeley	5,013		*
Richard Cisne	107,877		*
Robert East	159,544	(3)	*
Kathleen Franklin	—		*
Catherine B. Freedberg	137,694	(4)	*
Peter Kenny	16,600		*
William Koefoed, Jr.	2,544		*
Henry Mariani	101,955	(5)	*
Greg McKinney	114,612		*
Walter J. Mullen	4,860		*
Robert Proost	19,544		*
John Reynolds	33,130		*
Dan Thomas	187,239		*
Tyler Vance	116,147		*
Ross Whipple	779,930	(6)	*
Directors, Director Nominees and Executive Officers as a group (27 persons)	8,152,941		6.70%

Principal Shareholders (not otherwise named above)(7)
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	10,173,697	(8)	8.39%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	9,317,557	(9)	7.68%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	9,293,554	(10)	7.66%

*	Less than one percent.
(1)	The percentage calculations are based on 121,571,005 shares of our common stock outstanding as of the close of business on February 28, 2017. Includes beneficial ownership of shares of common stock with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares in the foregoing table include shares owned directly, shares held in such person’s accounts under the 401(k) Plan, shares underlying presently exercisable options (or options exercisable on or within 60 days after February 28, 2017) granted pursuant to the Company’s stock option plans, shares owned by certain of the individual’s family members and shares held by the individual as a trustee or other similar capacity, unless otherwise described below. Shares subject to presently exercisable options (or options exercisable on or within 60 days after February 28, 2017) are held by the directors and executive officers as a group in the amount of 293,000, and held by the named individuals in the amounts as follows: George Gleason (64,000); Linda Gleason (30,000); Nicholas Brown (10,000); Richard Cisne (26,000); Robert East (26,000); Catherine Freedberg (8,000); Peter Kenny (8,000); Greg McKinney (32,000); John Reynolds (10,000); Dan Thomas (56,000); Ross Whipple (4,000); and all other executive officers (19,000).

(2)	The amount includes (a) 1,115,070 shares, including 64,000 shares subject to exercisable options, owned directly by Mr. Gleason, (b) 2,571,200 shares owned of record by a trust of which Mr. Gleason is sole trustee and has a 25% life income interest, (c) 1,980,974 shares held in Mr. Gleason’s account under the 401(k) Plan, (d) 12,219 shares owned of record by a charitable trust for which Mr. and Mrs. Gleason are co-trustees, (e) 193,176 shares, including 30,000 shares subject to exercisable options, owned directly by Mrs. Gleason, and (f) 180,124 shares representing shares held in a trust of which Mr. Gleason, his spouse and their descendants are beneficiaries.
(3)	Includes 1,400 shares held by Mr. East’s spouse.
(4)	Includes (a) 20,106 shares, including 8,000 shares subject to exercisable options, owned directly by Dr. Freedberg, (b) 98,898 shares owned by a trust for which Dr. Freedberg is sole trustee and the sole beneficiary is an immediate family member, and (c) 18,690 shares owned by a trust in which Dr. Freedberg has a 25% income interest.
(5)	Includes 1,920 shares held by Mr. Mariani’s spouse. 28,000 shares of Mr. Mariani’s directly owned shares are pledged as security for a loan with an unrelated bank. See “Compensation Discussion and Analysis-Key Executive Compensation Policies and Practices-Anti-Pledging Policy” for a discussion of the exception granted to Mr. Mariani under the Company’s anti-pledging policy with respect to these shares.
(6)	Includes (a) 79,930 shares, including 4,000 shares subject to exercisable options, owned directly by Mr. Whipple and (b) 700,000 shares owned by a limited liability limited partnership whose partners consist of Mr. Whipple and immediate family members.
(7)	Based on information supplied by principal shareholders and a review of information on file with the SEC.
(8)	As reported on Schedule 13G/A, dated as of February 9, 2017 and filed with the SEC on the same date, Wellington Management Group LLP has shared voting power with respect to 9,962,616 and shared dispositive power with respect to 10,173,697 shares and no sole voting or sole dispositive power with respect to any shares.
(9)	As reported on Schedule 13G/A, dated as of January 18, 2017 and filed with the SEC on January 19, 2017, BlackRock, Inc. has sole voting power with respect to 9,075,419 and sole dispositive power with respect to 9,317,557 shares and no shared voting or shared dispositive power with respect to any shares.
(10)	As reported on Schedule 13G/A, dated as of February 9, 2017 and filed with the SEC on February 10, 2017, the Vanguard Group, Inc. has sole voting power with respect to 177,950 shares, sole dispositive power with respect to 9,111,380 shares, shared voting power with respect to 9,660 shares and shared dispositive power with respect to 182,174 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the Securities Exchange Act of 1934, as amended, the Company’s executive officers and directors are required to file reports of ownership and subsequent changes of ownership with the SEC. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates during the preceding year. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that each of its directors and executive officers complied with all applicable filing requirements during 2016, except that the following Section 16(a) filing was inadvertently filed late due to administrative error: a Form 4 for Greg McKinney was filed November 17, 2016, to report stock withheld to cover taxes related to a November 4, 2016 vesting of restricted stock.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our fiscal year 2016 executive compensation program. It provides information about the goals and the key elements of the program and explains the reasons behind the Compensation Committee’s executive compensation decisions.

Our focus in this CD&A is the fiscal year 2016 compensation of the following “named executive officers” of the Company:

•	George Gleason, Chairman and Chief Executive Officer

•	Greg McKinney, Chief Financial Officer and Chief Accounting Officer

•	Dan Thomas, Vice Chairman, Chief Lending Officer and President – RESG

•	Tyler Vance, Chief Operating Officer and Chief Banking Officer

•	John Carter, Director of Community Banking and Chairman of the Officers’ Loan Committee

Compensation Philosophy

The Company’s compensation philosophy includes the following three objectives:

•	Providing a competitive pay program that is fair, non-discriminatory and forward-looking, which will attract and retain high-quality executives who can produce outstanding results for the Company;

•	Motivating and rewarding executives by paying for performance in a manner which takes into account both the Company’s performance goals and the individual’s performance and contribution to the Company and its goals; and

•	Providing for compensation that strikes a proper balance between short-term and long-term compensation, and between cash and stock-based compensation, with an emphasis on stock-based compensation to better align the interests of executives with the interests of the Company’s shareholders.

Fiscal 2016 Business Performance Highlights

•	Growth in non-purchased loans and leases of 47.1% to $9.61 billion at December 31, 2016.

•	Growth in total assets of 91.2% to $18.89 billion at December 31, 2016.

•	Growth in deposits of 95.4% to $15.57 billion at December 31, 2016.

•	Net income available to common stockholders of $270.0 million for 2016, a 48.1% increase from net income available to common stockholders for 2015.

•	Diluted earnings per common share for 2016 were $2.58, a 23.4% increase from $2.09 for 2015.

•	Return on average assets of 1.89% for 2016.

•	Return on average common stockholders’ equity of 13.05%.

•	An efficiency ratio (non-interest expense divided by the sum of net interest income, on a fully taxable equivalent basis (“FTE”), and non-interest income) of 35.8% for 2016, compared to 38.4% for 2015.

•	A net charge-off ratio for total loans and leases of 0.07% for 2016, compared to 0.17% for 2015.

•	Excluding purchased loans, our ratio of nonperforming loans and leases to total loans and leases was 0.15% at December 31, 2016, compared to 0.20% at December 31, 2015, and our ratio of nonperforming assets to total assets was 0.31% at December 31, 2016, compared to 0.37% at December 31, 2015.

•	Net interest margin, on an FTE basis, for 2016 was 4.92%, a 27 basis point decrease from 5.19% for 2015; however, our net interest margin remains substantially above the industry average for 2016 of 3.13% (based on data for all FDIC insured institutions published in the FDIC Quarterly Banking Profile – Fourth Quarter 2016).

•	On June 23, 2016, we completed an underwritten public offering of $225 million in aggregate principal amount of our 5.50% Fixed-to-Floating Rate Subordinated Notes due 2026 for net proceeds of $222.3 million.

•	Completed the acquisition of Community & Southern Holdings, Inc. (“C&S”) in July 2016 in a transaction valued at approximately $800.3 million, which added 46 retail banking offices throughout Georgia (three of which were closed in 2016) and one retail banking office in Jacksonville, Florida.

•	Completed the acquisition of C1 Financial, Inc. (“C1”) in July 2016 in a transaction valued at approximately $376.1 million, which added 33 retail banking offices on the west coast of Florida and in Miami-Dade and Orange Counties.

For more information about our financial and operating performance in Fiscal 2016, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 1, 2017 (“2016 Form 10-K”). For more information about our stock price performance, please see the table titled “Cumulative Return Comparison” in our 2016 Form 10-K.

2016 Say-on-Pay Vote

Beginning in May 2014, we conducted an informal shareholder outreach program. The purpose of these investor outreach efforts was to gain a better understanding of concerns related to our executive compensation program and other matters of shareholder interest. Participants in the outreach effort included at various times our Chairman and Chief Executive Officer, Chief Financial Officer and General Counsel-Corporate Finance. We also received feedback from proxy advisory firms, including Institutional Shareholder Services, Inc.

Based on the information gained from these investor outreach efforts, we made significant substantive changes to our executive compensation policies and practices in 2014. We believe that, as a result of these changes, our executive compensation program is better designed to enhance shareholder value and attract and retain executive talent critical to the Company’s success. At the Company’s 2016 annual meeting, the Company asked shareholders to vote on a non-binding resolution to approve the compensation for its named executive officers, which is commonly referred to as a “say-on-pay” vote. Shareholders approved the resolution with a 99.2% majority vote, which represents an improvement from the voting results for the 2015 say-on-pay vote (98.6% voting in favor) and a significant improvement from the voting results for the 2014 say-on-pay vote (64% voting in favor).

Based on the results of our 2015 and 2016 say-on-pay votes and shareholder outreach, the Compensation Committee believes our shareholders generally support our overall executive compensation program in light of the changes made in 2014 and 2015. Therefore, for the 2016 compensation year the Company continued many of the elements of our existing compensation program, such as maintaining a significant focus on variable, performance-based compensation that is tied to explicit quantitative measures to motivate our executive officers to improve performance and attain strategic goals. However, the Compensation Committee did make refinements to the 2016 performance based incentive plans, as compared to the 2015 performance plans, as a result of information gained from our continuing shareholder outreach efforts and the Compensation Committee’s annual review of executive compensation and market practices, including (i) separating the performance metrics used for the stock and cash incentive plans and (ii) establishing multiple performance ranges within each metric between the threshold and maximum performance goals with corresponding, metric-specific payout levels.

Highlights of our executive compensation program that incorporates best practices include:

•	Continued focus on variable, performance-based compensation that is tied to explicit quantitative measures to motivate our executive officers to improve performance and attain strategic goals with less emphasis on fixed compensation.

•	Clawback policy for all executive officers.

•	Anti-pledging policy for directors and executive officers and anti-hedging policy for directors, executive officers and all Company employees.

•	Stock ownership guidelines applicable to all directors and executive officers.

•	Amended our Stock Option Plan, which was approved by shareholders on May 18, 2015, to implement equity grant best practices including: (i) minimum 3-year vesting period; (ii) eliminate automatic vesting upon change of control and add a double trigger provision; and (iii) prohibit cash buyouts of underwater options without shareholder approval.

•	Amended our 2009 Restricted Stock and Incentive Plan, which was approved by shareholders on May 16, 2016, to implement equity grant best practices including: (i) minimum 3-year vesting period for equity awards and (ii) eliminate automatic vesting upon change of control and add a double trigger provision.

•	No employment agreements, change in control agreements or contractual severance agreements with our executive officers.

•	Current equity plans do not have “liberal” change of control definitions or “liberal” share recycling provisions and prohibit the repricing of options without shareholder approval.

•	Employ an annual market analysis of executive compensation relative to other publicly-traded banks and bank holding companies within our peer group.

Principal Compensation Elements of Our Executive Compensation Program

The Compensation Committee regularly reviews the Company’s compensation program to ensure that the components of the program will allow the Company to achieve the objectives and goals described above. The table below identifies the principal elements of our 2016 executive compensation program. The details regarding the amounts paid for each element in 2016 are described under “—2016 Executive Compensation” below. The Compensation Committee believes the components of our executive compensation program balance the mix of cash and equity compensation and current and longer-term compensation in a way that furthers the compensation objectives discussed above.

	Reward Element	Form of Compensation	Performance Criteria
Fixed	Base salary	Cash	Individual performance and contribution
	Cash incentive compensation	Cash	Company Performance: ROAA, diluted EPS, efficiency ratio, net charge-off ratio and net interest margin
At-Risk

	Long-term equity incentive compensation	• Stock Options with 3 year cliff vesting	Individual performance and contribution
		• Performance award granted in time-based restricted stock with 3 year cliff vesting	Company Performance: diluted EPS, growth in non-purchased loans, TSR, regulatory compliance matters, and acquisitions

Benefits	Retirement and welfare benefits	• 401(k) plan with Company contributions • Deferred compensation plan • SERP (for CEO only)	Not applicable

Peer Groups

Each year, the Compensation Committee reviews the complexity, profitability and relative performance metrics of the Company as well as the intangible value and performance of the Company’s management team. The goal of this review is to identify parameters by which to evaluate executive pay, ensuring that future compensation arrangements for the selected executive officers are compliant with regulatory practices, competitive in the marketplace and reflective of the Company’s performance and culture. As part of this review, the Compensation Committee compares our executive compensation programs to the compensation programs of a custom peer group of publicly-traded banks and bank holding companies. In 2015 the Compensation Committee engaged Blanchard as its independent compensation consultant to assist the Compensation Committee in establishing the 2015 peer group described in more detail below. In 2016 the Compensation Committee engaged McLagan as its independent compensation consultant to assist the Compensation Committee in establishing the 2016 peer group described in more detail below.

The Compensation Committee does not target its compensation decisions to any specific percentiles or other absolute measures relating to comparison group data. The Compensation Committee reviews compensation data from its peer group as a market reference and used the reports prepared by Blanchard and McLagan, respectively, as a point of reference when making compensation decisions for its named executive officers.

2015 Peer Group

During October and November 2015, the Compensation Committee worked with Blanchard to develop a peer group, referred to in this CD&A as the 2015 Peer Group. The 2015 Peer Group consisted of seventeen publicly-traded banks within the same industry and having the same eight digit GICS classification as the Company, with assets between $8 billion and $20 billion as of June 30, 2015. In order to identify high performing banks across the nation, the 2015 Peer Group only utilized banks with 2014 year-end ROAA greater than 1.1% or 2014 year-end ROAE greater than 9%. The seventeen banks comprising the 2015 Peer Group consist of the following:

PacWest Bancorp (PACW)	Texas Capital Bancshares, Inc. (TCBI)
PrivateBancorp, Inc. (PVTB)	Bank of Hawaii Corporation (BOH)
Washington Federal, Inc. (WAFD)	United Bankshares, Inc. (UBSI)
International Bancshares Corp. (IBOC)	Cathay General Bancorp (CATY)
Western Alliance Bancorporation (WAL)	National Penn Bancshares, Inc. (NPBC)
Great Western Bancorp, Inc. (GWB)	Hilltop Holdings Inc. (HTH)
First Interstate BancSystem, Inc. (FIBK)	Glacier Bancorp, Inc. (GBCI)
United Community Banks, Inc. (UCBI)	Home BancShares, Inc. (HOMB)
WesBanco, Inc. (WSBC)

Following the Compensation Committee’s approval of the 2015 Peer Group, Blanchard conducted an executive compensation assessment in November 2015, at the direction of the Compensation Committee, to assist with executive compensation decisions. Blanchard’s executive compensation assessment included (i) an analysis showing how the compensation paid to the Company’s top four executive officers (Messrs. Gleason, Thomas, McKinney and Vance) compared to compensation paid to the named executive officers of the 2015 Peer Group companies, (ii) a comparison of the Company’s financial performance against the financial performance of the 2015 Peer Group companies (based on 2014 year-end financial results and at June 30, 2015), (iii) an analysis of annual incentive plan payouts and a review of incentive plan design best practices and typical payout opportunity levels, (iv) an analysis of the benefit programs offered by the Company as compared to the peer group and broader industry practice, and (v) best practices and trends with respect to peer groups, equity plan reviews and say-on-pay. Compensation amounts used for the 2015 Peer Group were based on amounts reported for 2014, as reflected in each company’s proxy statement filed in 2015. With respect to compensation for the Company’s executive officers, the report analyzed compensation components based on actual 2014 compensation, as well as projected 2015 compensation, assuming separately, that incentives were paid at target amounts and at maximum amounts, with respect to the 2015 performance plans.

The key findings of Blanchard’s executive compensation assessment of the Company compared to the 2015 Peer Group are set forth below:

•	Performance: The Company’s performance compared to the 2015 Peer Group, based on 2014 year-end results and as of June 30, 2015 (which was the most recent available quarter numbers as of the report) was near or above the 75th percentile for most performance indicators reviewed. In comparing the Company’s 2014 year end performance to that of the peer group, the Company was: 82nd percentile-3-year Asset Growth; 46th percentile-Net Income; Highest percentile-ROAA; 93rd percentile-ROAE; 95th percentile-Net Interest Margin; Lowest (or Best)-Efficiency Ratio; 69th percentile-NPAs/Assets; 95th percentile-Market Cap; 93rd percentile-Tangible Equity Ratio; 84th percentile-EPS Growth; 94th percentile-Three-year Total Return; and 86th percentile-Number of Branches.

•	Base salary: Compared to the 2015 Peer Group, the base salary for Mr. Gleason was at the 88th percentile, the highest percentile for Mr. Thomas, and the 82nd percentile for Messrs. McKinney and Vance.

•	Cash compensation (reflects base salary plus any annual cash incentive/bonus): Cash compensation for Messrs. Gleason and Thomas, assuming 2015 cash incentives were paid at target level, was at the 69th and the highest percentile, respectively, and at the 82nd and 80th percentile for Messrs. McKinney and Vance, respectively.

•	Direct compensation (base salary, annual cash incentives/bonuses, and the average economic value of all equity awards over a three-year period): Direct compensation for Messrs. Gleason and Thomas, assuming 2015 cash and equity incentives were paid at target level, was at the 93rd and 98th percentile, respectively. Messrs. McKinney and Vance were at the 89th and 94th percentiles, respectively.

The Compensation Committee considered the 2015 executive compensation assessment, including the executive compensation levels of the 2015 Peer Group companies, as a market check in its review and determination of the 2016 base salaries and in setting the maximum incentive opportunities for each executive officer under the 2016 performance plans.

2016 Peer Group

In July 2016, the Company completed its pending acquisitions of C&S and C1. Largely as a result of these acquisitions, the Company grew from $9.88 billion in total assets at December 31, 2015 to $18.89 billion in total assets at December 31, 2016. In anticipation of the closing of the acquisitions, which were announced in the fourth quarter of 2015, and the corresponding significant year-over-year asset growth, the Compensation Committee worked with McLagan to develop a peer group, referred to in this CD&A as the 2016 Peer Group, that was more closely aligned with the Company’s larger size following the acquisitions.

The 2016 Peer Group consisted of twenty publicly-traded banks within the same industry and having the same eight digit GICS classification as the Company, with assets between $11 billion and $43.1 billion as of June 30, 2016. In order to identify high performing banks across the nation, the 2016 Peer Group utilized banks selected based on asset size, business model, location, and a composite performance ranking (which looked at sustained performance over time using return on common equity, earnings per share growth and total shareholder return over 2013, 2014 and 2015). The twenty banks comprising the 2016 Peer Group consist of the following:

Western Alliance Bancorporation (WAL)	Bank of Hawaii Corporation (BOH)
Signature Bank (SBNY)	Cathay General Bancorp (CATY)
East West Bancorp, Inc. (EWBC)	PacWest Bancorp (PACW)
PrivateBancorp, Inc. (PVTB)	F.N.B. Corp. (FNB)
SVB Financial Group (SIVB)	First Midwest Bancorp, Inc. (FMBI)
Hilltop Holdings Inc. (HTH)	International Bancshares Corp. (IBOC)
Sterling Bancorp (STL)	MB Financial, Inc. (MBFI)
Webster Financial Corp. (WBS)	Commerce Bancshares, Inc. (CBSH)
Prosperity Bancshares, Inc. (PB)	BankUnited, Inc. (BKU)
United Bankshares, Inc. (UBSI)	Cullen/Frost Bankers, Inc. (CFR)

Following the Compensation Committee’s approval of the 2016 Peer Group, McLagan conducted an executive compensation assessment in August 2016, at the direction of the Compensation Committee, to assist with executive compensation decisions. McLagan’s executive compensation assessment included (i) an analysis showing how the compensation paid to the Company’s executive officers compared to compensation paid to the named executive officers of the 2016 Peer Group companies, or to McLagan’s proprietary database based on their functional job responsibilities, (ii) a comparison of the Company’s financial performance against the financial performance of the 2016 Peer Group companies (based on 2015 year-end financial results and at June 30, 2016), and (iii) an analysis of annual incentive plan payouts and a review of incentive plan design best practices and typical payout opportunity levels. Compensation amounts used for the 2016 Peer Group were based on amounts reported for 2015, as reflected in each company’s proxy statement filed in 2015. With respect to compensation for the Company’s executive officers, the report analyzed compensation components based on actual 2015 compensation, as well as projected 2016 compensation, assuming incentives were paid at 80% performance with respect to the 2016 performance plans.

The key findings of McLagan’s executive compensation assessment of the Company compared to the 2016 Peer Group are set forth below:

•	Performance: The Company’s performance compared to the 2016 Peer Group, based on 2015 year-end results and as of June 30, 2016 (which was the most recent available quarter numbers as of the report) was near or above the 75th percentile for most performance indicators reviewed. In comparing the Company’s 2015 year end performance to that of the peer group, the Company was: 93rd percentile-3-year Asset Growth; 62nd percentile-Net Income; Highest-ROAA; Highest-ROAE; 98th percentile-Net Interest Margin; 99th percentile-Efficiency Ratio; 71st percentile-NPAs/Assets; 81st percentile-Market Cap; 97th percentile-EPS Growth; 98th percentile-Three-year Total Return; and 77th percentile-Number of Branches.

•	Base Salary: Compared to the 2016 Peer Group, the 2015 base salary for Mr. Gleason was at the 89th percentile and his projected 2016 base salary was at approximately the 75th percentile; the 2015 base salary for Mr. Thomas was at the highest percentile and his projected 2016 base salary was above the 90th percentile; the 2015 base salary for Mr. McKinney was at the 80th percentile and his projected 2016 base salary was above the 90th percentile; and the 2015 base salary for Mr. Vance was at the 48th percentile and his projected 2016 base salary was at the 75th percentile.

•	Cash compensation (reflects base salary plus any annual cash incentive/bonus): 2015 cash compensation for Messrs. Gleason and Thomas was at the 70th and the 96th percentile, respectively, and at the 84th and 60th percentile, respectively, for Messrs. McKinney and Vance. Projected 2016 cash compensation for Messrs. Gleason, Thomas and McKinney, assuming 2016 cash incentives were paid at the 80% performance level, were above the 90th percentile, and at approximately the 75th percentile for Mr. Vance.

•	Direct compensation (base salary, annual cash incentives/bonuses, and the grant date fair value of all equity awards): 2015 direct compensation for Messrs. Gleason and Thomas was at the 81st and 98th percentile, respectively, and Messrs. McKinney and Vance were at the 90th and 89th percentile, respectively. Projected 2016 direct compensation for Messrs. Gleason, McKinney and Vance, assuming 2016 cash and equity incentives were paid at the 80% performance level, were each at approximately the 90th percentile. Mr. Thomas was above the 90th percentile.

The Compensation Committee considered the 2016 executive compensation assessment, including the executive compensation levels of the 2016 Peer Group companies, as a market check comparison (i) prior to approving the final performance awards payable to executive officers under the 2016 performance-based incentive plans and granting stock options in January 2017, (ii) in its review and determination of 2017 base salaries, and (iii) in setting the maximum incentive opportunities for each of the named executive officers under the 2017 performance based plans.

2016 Executive Compensation

Each year management and the Compensation Committee review the Company’s existing executive compensation program. The Company seeks to confirm that each of its compensation elements, as well as its compensation structure, fits the Company in light of its history, performance and strategic plan.

2016 Base Salary

Base salary levels for the named executive officers and other executive officers for 2016 were subjectively determined by the Compensation Committee with consideration given to the following factors: (1) the executive’s then current salary, (2) the executive’s performance and contributions during the previous fiscal year, (3) the executive’s qualifications and responsibilities, (4) the executive’s tenure with the Company and the position held by the executive, (5) senior management’s perception and understanding of the appropriate salary levels that are necessary to remain competitive within the markets in which the Company operates, taking into account salary levels of the 2015 Peer Group for comparable positions, (6) the Company’s budgetary parameters established for the full year and (7) the recommendation of the Chief Executive Officer, in the case of all executive officers other than himself.

The base salaries for Messrs. McKinney, Vance and Carter were increased during 2016 primarily due to the overall increase in their responsibilities and to better align their salaries to levels of comparable positions using the 2015 Peer Group data, taking into account the Company’s performance related to the 2015 Peer Group.

Named Executive Officer	Base Salary Paid		Percentage Increase
	2015	2016
George Gleason	$1,000,000	$1,000,000	0.0%
Dan Thomas	$1,000,000	$1,000,000	0.0%
Greg McKinney	$458,657	$594,615	29.6%
Tyler Vance	$458,657	$594,615	29.6%
John Carter	$237,596	$309,615	30.3%

2016 Cash Incentive Compensation

In January 2016, the Compensation Committee approved the 2016 Executive Cash Bonus Plan, which we refer to as the 2016 Bonus Plan. The purpose of the 2016 Bonus Plan is to subject a portion of the executive officers’ cash compensation to achievement of pre-established performance goals to ensure the continued alignment of executive compensation, Company performance and strategic goal attainment. The plan works in collaboration with the Company’s 2009 Restricted Stock and Incentive Plan (the “2009 Plan”) to enable the bonuses to qualify as “performance-based compensation” under Section 162(m) of the Code, as determined by the Compensation Committee. Each of the named executive officers was a participant in the 2016 Bonus Plan.

Awards under the plan were based on the Company’s financial results for the period beginning on January 1, 2016 and ending on December 31, 2016 with respect to the following Company financial metrics (each weighted 20%): diluted earnings per share, as adjusted (“EPS”), return on average assets (“ROAA”), net charge off ratio (“NCO”), net interest margin-fully taxable equivalent basis (“NIM”), and efficiency ratio, as adjusted. The Compensation Committee chose performance metrics that were focused on providing value to shareholders by ensuring asset quality, a best in industry efficiency ratio and growth and alignment with the Company’s strategic plan.

Each performance metric under the 2016 Bonus Plan has tiered payout percentages based on the Company’s actual 2016 financial performance. The plan was structured to mitigate risks by including five different financial metrics with multiple ranges of performance within each metric that correlate to tiered payout ranges based on the performance achieved during 2016. If the Company did not achieve the minimum threshold performance level set for the particular metric, the payout related to that metric would have been zero. Company performance that was at or above the maximum performance level set for the particular metric resulted in payment up to the maximum amount of the incentive opportunity for that metric.

The following table describes the performance ranges under each financial metric used under the 2016 Bonus Plan and the corresponding payout percentage.

2016 Performance Metrics-Bonus Plan	Minimum/Threshold	Maximum	Actual
Diluted EPS* (1) (Weight-20%)	Diluted EPS of $2.17 or less results in a payout of zero. Diluted EPS between $2.18 and $2.49 results in a payout between 50% and 90% in escalating tiered percentages.	Diluted EPS of $2.50 or greater results in payout at 100%.	Diluted EPS, as adjusted, for the 2016 performance period was $2.61, resulting in a payout at 100%.

ROAA (2) (Weight-20%)	ROAA of 1.29% or less results in a payout of zero. ROAA between 1.30% and 1.69% results in a payout between 20% and 80% in escalating tiered percentages.	ROAA of 1.70% or greater results in a payout at 100%.	ROAA for the 2016 performance period was 1.89%, resulting in a payout at 100%.

NCO (3) (Weight-20%)	NCO of 0.42% or greater results in a payout of zero. NCO between 0.21% and 0.41% results in a payout between 20% and 80% in escalating tiered percentages.	NCO of 0.20% or less results in a payout at 100%.	NCO for the 2016 performance period was 0.07%, resulting in a payout at 100%.

NIM (4) (Weight-20%)	NIM of 3.99% or less results in a payout of zero. NIM between 4.00% and 4.59% results in a payout between 40% and 90% in escalating tiered percentages.	NIM of 4.60% or greater results in a payout at 100%.	NIM for the 2016 performance period was 4.92%, resulting in a payout at 100%.

Efficiency Ratio* (5) (Weight-20%)	Efficiency ratio of 59% or higher results in a payout of zero. Efficiency ratio between 39% and 58.99% results in a payout between 20% and 80% in escalating tiered percentages.	Efficiency ratio of 38.99% or less results in a payout at 100%.	Efficiency ratio, as adjusted, for the 2016 performance period was 34.92%, resulting in a payout at 100%.

*	See “Appendix B—Calculation of Non-GAAP Financial Measures” for the reconciliations to the most directly comparable GAAP (accounting principles generally accepted in the United States of America) measures.
(1)	Diluted earnings per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding after consideration of the dilutive effect, if any, of the Company’s outstanding common stock options using the treasury stock method. Net income for purposes of calculating EPS under the plan means the Company’s after tax net income available to common shareholders, determined in accordance with GAAP, adjusted to exclude (i) any unusual and/or non-recurring items, including but not limited to, the after-tax impact of any bargain purchase gains, acquisition-related costs, liquidation charges related to contract terminations, information technology systems de-conversion and conversion costs, and any other similar costs or expenses and (ii) the effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results.
(2)	Return on average assets.
(3)	Net charge off ratio.
(4)	Net-interest margin-fully taxable equivalent.
(5)	Non-interest expense divided by the sum of net interest income (fully taxable equivalent) and non-interest income and adjusted using the same adjustments as footnote (1) above.

For each participant, the Compensation Committee approved an aggregate maximum incentive opportunity from which the cash incentive award amount is to be determined based on the weighted payout levels for each performance metric. Following the performance period, the Compensation Committee must determine the payout percentage with respect to each metric based on the Company’s financial results for the period, aggregate the weighted payouts for each performance metric, and determine the final amount of the cash incentive award to be granted. In deciding the amount of the cash incentive award for each participant, the Compensation Committee can take into account, among other things, the Company’s overall performance and the individual participant’s specific contributions and performance throughout the performance period as well as any actual or perceived inappropriate risks taken by participants, and may exercise discretion to decrease, but not increase, any amounts payable to a participant under the 2016 Bonus Plan as the Compensation Committee deems appropriate.

For the 2016 performance period, the Company’s adjusted diluted earnings per share for 2016 was $2.61 (based on our GAAP diluted earnings per share of $2.58), which exceeded the maximum goal of $2.50. The Company’s return on average assets was 1.89%, which exceeded the maximum goal of 1.70%. The Company’s net charge-off ratio for loans was 0.07%, which exceeded the maximum goal of 0.20%. The Company’s net interest margin for 2016 was 4.92%, which exceeded the maximum goal of 4.60%. Lastly, the Company’s efficiency ratio for 2016, as adjusted, was 34.92% (based on our GAAP efficiency ratio of 35.84%), which exceeded the maximum goal of 38.99%. The calculation of our adjusted diluted earnings per share and adjusted efficiency ratio and the reconciliation to GAAP is included in Appendix B to this proxy statement. As a result of its performance, the Company exceeded the maximum level set for each performance metric. The Compensation Committee considered, among other things, the Company’s overall performance and the individual participant’s specific contributions and performance throughout the performance period, as well the results of the executive compensation assessment using the 2016 Peer Group data, to support the payouts at the maximum incentive opportunities.

The table below discloses the threshold and maximum incentive opportunity for each of the named executive officers under the 2016 Bonus Plan and the actual cash incentive award paid to such officer based on the level of achievement of the Company’s performance metrics during 2016.

Participant	Cash Incentive Opportunity Based Upon:		Actual Cash Incentive Paid Based on 2016 Performance
	Threshold (1)	Maximum (2)
George Gleason	$600,000	$2,000,000	$2,000,000
Dan Thomas	$600,000	$2,000,000	$2,000,000
Greg McKinney	$180,000	$600,000	$600,000
Tyler Vance	$180,000	$600,000	$600,000
John Carter	$30,000	$100,000	$100,000

(1)	Assuming performance at threshold level for each performance metric.
(2)	Assuming performance at maximum level for each performance metric.

All cash incentive awards paid to the named executive officers under the 2016 Bonus Plan are subject to recovery by the Company in accordance with the Company’s Executive Compensation Clawback Policy.

2016 Long-Term Equity Incentive Compensation

The Compensation Committee believes that stock options and awards of restricted stock provide an appropriate incentive to encourage management, particularly senior management, to maximize long-term shareholder returns since the value of stock options and restricted stock bear a direct correlation to long-term appreciation in the Company’s stock price. Grants under the Company’s equity plans have the effect of more closely aligning the interests of management with the interests of shareholders, while at the same time providing a valuable tool for attracting, rewarding and retaining key employees. The Company has not repriced or otherwise modified options previously issued except to make adjustments as provided in the plans for stock splits.

Restricted Stock-Based Performance Awards

In January 2016 the Compensation Committee approved the 2016 Stock-Based Performance Award Plan, which we refer to as the 2016 Stock Plan. The purpose of the 2016 Stock Plan is to subject a portion of the executive officers’ equity compensation to achievement of pre-established performance goals followed by a three year vesting period to ensure the continued alignment of executive compensation, Company performance and strategic goal attainment. The plan works in collaboration with the Company’s 2009 Plan to enable the equity grants to qualify as “performance-based compensation” under Section 162(m) of the Code, as determined by the Compensation Committee. Each of the named executive officers was a participant in the 2016 Stock Plan.

Awards under the plan were based on the Company’s financial results for the period beginning on January 1, 2016 and ending on December 31, 2016 with respect to the following Company financial metrics: EPS (weight-30%), growth in non-purchased loans (weight-30%), remaining well-capitalized (weight-10%), closing of pending mergers and acquisition transactions (weight-10%), and the Company’s total shareholder return compared to the NASDAQ Financial Index (weight-20%). The Compensation Committee chose performance metrics that were focused on providing value to shareholders by targeting profitability, growth, regulatory compliance and alignment with the Company’s strategic plan.

While the number of shares of restricted stock which may be awarded to an executive under the 2016 Stock Plan is tied to the Company’s performance for the year prior to the grant being awarded, the three-year cliff vesting component of the award provides incentive to management to maximize long-term shareholder returns since the value of such award will have a direct correlation to long-term appreciation in the Company’s stock price, including particularly appreciation during the three-year vesting period. The Compensation Committee believes that both stock options and awards of restricted stock provide long-term incentives to employees and are valuable tools for attracting, retaining and motivating key employees.

Each performance metric under the 2016 Stock Plan has tiered payout percentages based on the Company’s actual 2016 financial performance. The plan was structured to mitigate risks by including five different financial metrics with multiple ranges of performance within each metric that correlate to tiered payout ranges based on the performance achieved during 2016. If the Company did not achieve the minimum threshold performance level set for the particular metric, the payout related to that metric would have been zero. Company performance that was at or above the maximum performance level set for the particular metric resulted in payment up to the maximum amount of the incentive opportunity for that metric.

The following table describes the performance ranges under each financial metric used under the 2016 Stock Plan and the corresponding payout percentage.

2016 Performance Metrics-Stock Plan	Minimum/Threshold	Maximum	Actual
Diluted EPS* (1) (Weight-30%)	Diluted EPS of $2.17 or less results in a payout of zero. Diluted EPS between $2.18 and $2.49 results in a payout between 50% and 90% in escalating tiered percentages.	Diluted EPS of $2.50 or greater results in a payout at 100%.	Diluted EPS, as adjusted, for the 2016 performance period was $2.61, resulting in a payout at 100%.

Loan Growth (2) (Weight-30%)	Loan growth of $1.99 billion or less results in a payout of zero. Loan growth between $2 billion and $2.99 billion results in a payout between 20% and 80% in escalating tiered percentages.	Loan growth of $3 billion or greater results in a payout at 100%.	Non-purchased loan growth during 2016 was $3.08 billion, resulting in a payout at 100%.

Regulatory (3) (Weight-10%)	If the Company and the Bank do not remain well-capitalized, the payout is zero.	If the Company and Bank remain well-capitalized through the 2016 performance period, the payout is 100%.	The Company and Bank remained well-capitalized during 2016, resulting in a payout at 100%.

M&A Transactions(4) (Weight-10%)	Failure to close C&S and C1 results in a payout of zero. Closing one, but not both, of C&S and C1 results in a payout at 50%.	Closing both C&S and C1 results in a payout at 100%.	The Company closed both C&S and C1 during 2016, resulting in a payout at 100%.

TSR to NASDAQ(5) (Weight-20%)	TSR to NASDAQ of 80% or less results in a payout of zero. TSR to NASDAQ between 80.01% and 120% results in a payout between 20% and 90% in escalating tiered percentages.	TSR to NASDAQ of 120.01% or greater results in a payout at 100%.	TSR to NASDAQ was 81.46%, resulting in a payout at 20%.

*	See “Appendix B—Calculation of Non-GAAP Financial Measures” for the reconciliations to the most directly comparable GAAP measures.
(1)	Computed in the same manner as the 2016 Bonus Plan.
(2)	The growth in non-purchased loans (in billions).
(3)	Achieved if the Company maintains well-capitalized status at both the Bank and Company levels under all applicable regulatory ratios at all times during the performance period.

(4)	Based on the Company completing its two acquisitions (Community & Southern Holdings, Inc. and C1 Financial, Inc.) each of which were pending as of January 1, 2016.
(5)	Percentage by which the Company’s total 12 month total shareholder return outperforms the NASDAQ Financial-100 Index.

For each participant, the Compensation Committee approved an aggregate maximum incentive opportunity from which the number of shares of restricted stock to be granted is to be determined based on the weighted payout levels for each performance metric. Following the performance period, the Compensation Committee must determine the payout percentage with respect to each metric based on the Company’s financial results for the period, aggregate the weighted payouts for each performance metric, and determine the final number of shares of restricted stock to be granted to any participant based on performance. In deciding the amount of the stock award for each participant, the Compensation Committee can take into account, among other things, the Company’s overall performance and the individual participant’s specific contributions and performance throughout the performance period as well as any actual or perceived inappropriate risks taken by participants, and may exercise discretion to decrease, but not increase, the number of shares granted to a participant under the 2016 Stock Plan as the Compensation Committee deems appropriate.

For the 2016 performance period, the Company’s adjusted diluted earnings per share was $2.61 (based on our GAAP diluted earnings per share of $2.58), which exceeded the maximum goal of $2.50. The Company’s growth in non-purchased loans for 2016 was $3.08 billion, which exceeded the maximum goal of $3.00 billion. The Company remained well-capitalized at both the Bank and Company levels under all applicable regulatory ratios at all times during the performance period, which satisfied the regulatory compliance performance goal. The Company completed both of its pending acquisitions, which satisfied the maximum goal for the pending acquisitions metric. Lastly, the Company’s TSR for 2016 was 81.46% of the TSR for the NASDAQ Financial-100 Index, which exceeded the threshold goal (80.01%) but did not reach the first intermediate range (90.01%-100.00%). Except for the Company’s TSR, which was at threshold level, the Company met or exceeded the maximum level set for each performance metric. The calculation of our adjusted diluted earnings per share and the reconciliation to GAAP is included in Appendix B to this proxy statement.

The table below discloses the threshold and maximum incentive opportunity for each of the named executive officers under the 2016 Stock Plan. Based on the Company’s performance results in 2016 for each metric as described above, in January 2017 the Compensation Committee approved and granted restricted stock awards to each of the named executive officers as set forth in the table below.

Participant	Dollar Value of Stock Incentive Opportunity Based Upon:		Actual Restricted Stock Award Based on 2016 Performance
	Threshold (1)	Maximum (2)	Dollar Value(3)	Number of Shares(4)
George Gleason	$1,200,000	$3,000,000	$2,519,995	48,387
Dan Thomas	$800,000	$2,000,000	$1,679,997	32,258
Greg McKinney	$360,000	$900,000	$755,993	14,516
Tyler Vance	$360,000	$900,000	$755,993	14,516
John Carter	$100,000	$250,000	$209,987	4,032

(1)	Assuming performance at threshold level for each performance metric.
(2)	Assuming performance at maximum level for each performance metric.
(3)	Based on the grant date fair value of $52.08 per share for restricted stock awards granted under the 2016 Stock Plan utilizing the provisions of ASC Topic 718.
(4)	The number of shares of restricted stock granted to each participant was based on the fair market value of the Company’s shares of $52.08, which is defined in the 2009 Plan as the average of the highest reported asked price and the lowest reported bid price for the shares on NASDAQ on the grant date (January 18, 2017).

These grants of restricted stock cliff vest 100% three years after issuance, assuming continuous employment by the executive officer during this period. The holders of the restricted shares possess all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any dividends. The shares granted under these awards are subject to the Company’s Executive Compensation Clawback Policy.

Stock Option Grants

Historically, the Compensation Committee has approved stock option awards during November of each year. In order to provide a more comprehensive review of the total equity component for each executive officer, the Compensation Committee reviewed and approved stock option awards for all executive officers and other employees in January 2017 based on their performance during 2016. The Compensation Committee approved individual stock option grants for the named executive officers based on recommendations from the Chief Executive Officer, results of the 2016 McLagan report and the subjective analysis of a number of factors. Each of the named executive officers received a number of options equal to the number of restricted shares received by such named executive officer, resulting in an allocation of total long-term equity incentive compensation for 2016 (based on aggregate grant date fair value) of approximately 77% in restricted stock grants and 23% in stock option grants.

On January 18, 2017, the Compensation Committee granted stock options to the named executive officers as set forth in the table below with an exercise price per share of $52.08, based on the average of the highest reported asked price and the lowest reported bid price for the shares, as quoted on the NASDAQ Global Select Market, on the day of issuance (grant date). Pursuant to SEC rules, the stock option awards approved by the Compensation Committee on January 18, 2017 are not reportable in the executive compensation tables for 2016; however, the Compensation Committee evaluated and considers these awards to be part of the 2016 compensation package for executive officers.

Executive Officer	Stock Options
	Number of Options	Dollar Value ($)(1)
George Gleason	48,387	$749,515
Dan Thomas	32,258	$499,676
Greg McKinney	14,516	$224,853
Tyler Vance	14,516	$224,853
John Carter	4,032	$62,456

(1)	Grant date fair value of $15.49 per share for stock option grants was calculated utilizing the provisions of ASC Topic 718.

All stock options granted cliff vest 100% three years after issuance, assuming continuous employment by the employee during this period, and expire seven years after issuance unless sooner terminated in accordance with the terms of the Stock Option Plan.

Retirement and Welfare Benefits

The Company maintains a qualified retirement 401(k) Plan and a Deferred Compensation Plan which are made available to the named executive officers and others as provided below.

The Company’s 401(k) Plan includes a salary deferral feature designed to qualify under Section 401 of the Code. On August 21, 2012, the Board of Directors of the Company approved an amendment to the Company’s 401(k) Plan to make it a Safe-Harbor Cost or Deferral Arrangement (“Safe Harbor CODA”) and to make certain technical corrections to the 401(k) Plan document. As a result of these amendments, (i) certain key employees, including each of the Company’s named executive officers, became eligible to make salary deferrals into the 401(k) Plan effective January 1, 2013, (ii) the 401(k) Plan is not subject to any provisions of the Average Deferral Percentage test described in Code Section 401(k)(3) or the Average Contribution Percentage test described in Code Section 401(m)(2), (iii) the basic matching contribution equals (a) 100% of the amount of the employee’s deferrals that do not exceed 3% of the employee’s compensation for the year plus (b) 50% of the amount of the employee’s elective deferrals that exceed 3% but do not exceed 5% of the employee’s compensation for the year, and (iv) all employer matching contributions made under the provisions of the Safe-Harbor CODA are non-forfeitable.

The Company maintains a Deferred Compensation Plan, which is an unfunded deferred compensation plan for certain key employees. Under the Deferred Compensation Plan, eligible participants may elect prior to January 1st of each year to defer payment of a portion of their compensation on a pre-tax basis, but excluding any amounts realized on exercise of stock options or vesting of restricted stock awards. The deferred compensation is distributable in lump sum or specified installments upon separation from service with the Company or upon specified events constituting an “unforeseeable emergency” as defined in the Deferred Compensation Plan, including medical, housing and other specified emergencies and casualties. Amounts deferred under the Deferred Compensation Plan are to be set aside and invested in certain approved investments (excluding securities of the Company or its affiliates) designated by the Deferred Compensation Plan’s administrative committee, although the Board in its discretion may grant each participant the right to designate how the funds in the participant’s account shall be invested. The Company contribution to the Deferred Compensation Plan was eliminated effective January 1, 2013, in conjunction with the 2012 amendment to the 401(k) Plan described above. For information about contributions, earnings, withdrawals and distributions relating to the Deferred Compensation Plan as it pertains to the named executive officers in fiscal year 2016, see “Executive Compensation—Nonqualified Deferred Compensation Table for 2016 Fiscal Year” below.

In addition to the above, the Compensation Committee has approved and adopted certain additional benefit agreements and plans for Mr. Gleason, all of which were approved in 2010. These agreements and plans are intended to bring mutual benefits to Mr. Gleason and the Company. The agreements and plans recognize Mr. Gleason’s years of service to the Company; provide incentives for Mr. Gleason to continue his employment with and leadership of the Company; provide financial protection to the Company upon Mr. Gleason’s death by providing “key-man” life insurance benefits for the Company; and are intended to protect shareholders from adverse market price fluctuations in the Company’s common stock upon the deaths of both Mr. and Mrs. Gleason, either pre-retirement or post-retirement of Mr. Gleason, by providing liquidity to the estate of the second of them to die, thereby reducing or eliminating the need of the estate to liquidate Company common stock held by it or its affiliates to pay estate and other taxes which might be incurred at that time. The agreements and plans include the following:

•	A Supplemental Executive Retirement Plan, or SERP, for Mr. Gleason’s benefit, effective May 4, 2010, that provides for 180 equal monthly payments of $32,197 each, or $386,360 annually, commencing at the later of Mr. Gleason’s attaining age 70 or his separation from service. If Mr. Gleason continues employment past the SERP’s contemplated retirement date of age 70, such payments will commence at an increased amount upon his separation from service, and, in the event of Mr. Gleason’s early retirement, the amount of such payments will be correspondingly reduced, all as provided in the SERP. The cost of such benefits, assuming a retirement at age 70, will be fully accrued by the Company at such retirement date. The SERP is an “unfunded” plan, and is considered a general contractual obligation of the Company. Funds accrued under the SERP are subject to the claims of the Company’s creditors, and in the event the Company becomes insolvent before payout of the benefits under the SERP, Mr. Gleason will occupy the status of an unsecured creditor of the Company with respect to such benefits;

•	An Executive Life Insurance Agreement providing for an annual payment to Mr. Gleason on a pre-retirement basis, of an amount necessary to fund the premiums totaling $216,682 annually on three life insurance policies with aggregate death benefits of $12 million payable on the second to die of Mr. Gleason and his wife, Linda Gleason, with such annual payments to Mr. Gleason to be “grossed-up” for deferred compensation and income tax withholding with respect to such annual payments; and

•	The purchase by the Bank, with Mr. Gleason’s consent, of three policies of bank owned life insurance (“BOLI”) on the life of Mr. Gleason with aggregate single premiums of $10.2 million and aggregate death benefits exceeding $25 million. The annual accretion in cash surrender value of the BOLI is expected to substantially offset the after-tax cost of the annual accrual for the SERP benefits and the annual payment to Mr. Gleason pursuant to the Executive Life Insurance Agreement. As a result, these transactions are expected to be substantially revenue neutral to the Company on an annual basis until Mr. Gleason’s death. The “at-risk” death benefits of the BOLI (i.e., policy death benefits less cash surrender value), are expected to exceed $15 million, which sums will be used at the death of Mr. Gleason to (i) pay the $3 million pre-retirement split-dollar life insurance benefit described below, (ii) pay the pre-retirement split-dollar life insurance benefit equal to the remaining premiums due on the second to die policy as described below, and (iii) provide the Bank with key-man life insurance income of at least $5.5 million initially and increasing over time. As a result, assuming no change in tax laws, these transactions are expected to generate (i) substantial tax-exempt BOLI income to the Company on Mr. Gleason’s death, (ii) a pre-retirement split-dollar life insurance benefit of $3 million payable to a beneficiary designated by Mr. Gleason, and (iii) an annual declining pre-retirement split-dollar life insurance benefit amount equal to the balance of the premiums due for the second to die life insurance policies as provided for in the Executive Life Insurance Agreement described above. Mr. Gleason shall have no right to receive any split-dollar benefits following his separation from service for any reason other than his death.

Other Benefits and Perquisites

The named executive officers and other executive officers and personnel receive life, health, dental and long-term disability insurance coverage in amounts the Company believes to be competitive with comparable financial institutions. Benefits under these plans are made available to all employees of the Company on comparable terms as those provided to the named executive officers.

The Company also provides certain named executive officers with country club memberships, automobile allowances, personal use of corporate aircraft or other perquisites. The Company believes these perquisites provide executives with benefits similar to those they would receive at comparable financial institutions and are necessary for the Company to remain competitive in the marketplace. The Compensation Committee periodically reviews the personal benefits provided to the executive officers. These benefits and perquisites for the named executive officers are described in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2016 under the “Executive Compensation” section below.

2016 Compensation Mix

In setting compensation for the named executive officers, the Company seeks to find an appropriate balance between fixed and performance-based compensation and between short-term and long-term compensation. The chart below illustrates the mix of total compensation in 2016 for our Chief Executive Officer (Mr. Gleason), individually, and all other named executive officers as a group (Messrs. McKinney, Thomas, Vance and Carter).

2016 Compensation Mix—CEO	2016 Compensation Mix—All Other NEOs

The compensation mix described above is based on the total compensation package considered by the Compensation Committee and is calculated based on the following:

•	Cash Incentive-the actual cash incentive award paid to each named executive officer in January 2017 under the 2016 Bonus Plan.

•	Long-Term Equity Incentive-(i) the grant date fair value of the restricted stock awards granted to each named executive officer under the 2016 Stock Plan on January 18, 2017 and (ii) the grant date fair value of the stock options awarded to each named executive officer on January 18, 2017. Pursuant to SEC rules, the stock option awards granted on January 18, 2017 are not reportable in the executive compensation tables for 2016; however, the Compensation Committee evaluated and considers these awards to be part of the 2016 compensation package for executive officers.

•	Benefits-includes retirement, welfare benefits and perquisites.

2017 Executive Compensation Matters

In January 2017, the Compensation Committee approved the 2017 Stock-Based Performance Award Plan (“2017 Stock Plan”) and the 2017 Cash-Based Performance Plan (“2017 Cash Plan”). Based on the data and recommendations contained in McLagan’s 2016 executive compensation assessment and the Compensation Committee’s annual review of executive compensation and market practices, the Compensation Committee revised the performance-based incentive plans for 2017, as compared to the 2016 performance plans. The most significant change was to adjust the performance metrics and alter the relative weighting used in the 2017 Stock Plan. The Company performance metrics and relative weighting for each metric under the 2017 performance plans are set forth below.

2017 Performance Metrics
Cash Incentive Plan Metrics	Weight	Stock Incentive Plan Metrics	Weight
Return on Average Assets	20%	Adjusted Diluted EPS	25%
Adjusted Diluted EPS	20%	Growth in Non-Purchased Loans	20%
Efficiency Ratio, as adjusted	20%	Company TSR to NASDAQ Financial-100 Index	20%
Net Charge-Off Ratio	20%	Regulatory Compliance	10%
Net Interest Margin -FTE	20%	Return on Average Tangible Common Equity	25%

Similar to the 2016 performance plans, the Compensation Committee will determine the actual amount of the award to each participant after the end of the performance period, and in doing so, may exercise discretion to decrease, but not increase, any amounts payable under the 2017 performance plans as the Compensation Committee deems appropriate. Awards paid to participants under the 2017 Stock Plan will be settled solely in shares of restricted stock to be granted after the performance period and will vest 100% three years after the grant date. Awards paid to participants under the 2017 Cash Plan will be settled solely in cash. All awards received by any executive officer pursuant to the 2017 performance plans may be subject to recovery by the Company under the Company’s Executive Compensation Clawback Policy.

Key Executive Compensation Policies and Practices

The following is a discussion of the key factors affecting the executive compensation decisions made by the Compensation Committee for the Company’s executives, including its named executive officers.

Shareholder Advisory Vote. Although our shareholder vote on executive compensation is advisory, the Company, and the Compensation Committee specifically, carefully considers the results of the annual say-on-pay vote. At the Company’s 2016 annual meeting, shareholders approved the say-on-pay resolution with a 99.2% majority vote, an improvement from the 98.6% majority vote received in 2015 and a substantial improvement from the 64% approval vote received in 2014. Based on the results of our say-on-pay vote and shareholder outreach, the Compensation Committee believes our shareholders generally support our overall executive compensation program in light of the changes made in 2014 and 2015. Therefore, for the 2016 compensation year the Company continued many of the elements of our existing compensation program, such as maintaining a significant focus on variable, performance-based compensation that is tied to explicit quantitative measures to motivate our executive officers to improve performance and attain strategic goals.

Role of the Compensation Committee. The Compensation Committee has responsibility for reviewing, evaluating and approving the compensation plans, policies and programs of the Company. This includes reviewing and approving compensation for the Company’s directors and executive officers, and other personnel as appropriate, including awards under incentive compensation, and equity-based plans, and any bonus compensation. The Compensation Committee reviews and considers historical compensation data for the Company’s executives. This data includes summaries of cash and equity compensation received in past years by each executive. In addition, the Compensation Committee reviews the executives’ total annual compensation, including cash and non-cash direct compensation, benefits and savings under retirement plans and equity compensation programs, perquisites and amounts potentially payable to the executives under all reasonable scenarios, including death or disability, retirement, voluntary termination, involuntary termination and changes of control. It reviews the performance of the Company and the executives during the year, taking into account established goals, leadership qualities, operational performance, responsibilities, experience, and long-term potential to enhance shareholder value. During 2016, the Compensation Committee engaged an independent third-party compensation consultant to assist in its review and approval of the compensation arrangements of the Chief Executive Officer and certain other of the Company’s executive officers. The use of such consultant is discussed below under “—Role of Independent Compensation Consultant.” In addition to peer group compensation information and general industry compensation information, the Compensation Committee reviews internal pay comparisons among the Company’s executives to ensure that the Company’s executive compensation program reflects the executives’ positions, responsibilities, and contributions to the Company.

Recommendations of the Chief Executive Officer. The Company’s Chief Executive Officer, George Gleason, provides recommendations regarding compensation actions for all of the other named executive officers based upon the compensation parameters established by the Compensation Committee. In making these recommendations, the Chief Executive Officer evaluates the performance of the executives during the prior year against Company and individual performance goals. The Chief Executive Officer’s recommendations reflect his assessment of an individual executive officer’s contributions to the performance of the Company. The Company’s Executive Vice President-Human Resources (“EVP-HR”) assists the Chief Executive Officer by collecting and organizing relevant historical and current compensation information, including information received from the Compensation Committee’s consultant, as well as peer group compensation information and industry trends. The Company’s EVP-HR participates in all regularly scheduled Compensation Committee meetings.

The Chief Executive Officer and the Compensation Committee actively discuss compensation decisions for the Company’s executives. However, the Compensation Committee has the ultimate decision-making authority and responsibility for compensation decisions affecting the Company’s executives, including its named executive officers. The Chief Executive Officer does not play any role in any decision affecting his own compensation.

Role of Independent Compensation Consultant. The Compensation Committee has the authority under its charter to retain the services of outside advisors. The Compensation Committee has retained a compensation consultant in the past to advise on the design and implementation of the various elements of the executive compensation program. The Compensation Committee engaged Blanchard as its independent compensation consultant in 2014 and 2015, and McLagan as its independent compensation consultant in 2016, to assist in determining the composition of the Company’s peer group for executive compensation purposes and the review of the Company’s executive compensation program. Blanchard and McLagan also provided advice and information on other executive compensation matters, including executive pay components, prevailing market practices, relevant legal and regulatory requirements, and peer-group data.

The Compensation Committee considered whether there were any conflicts of interest created by its engagement of McLagan to provide compensation consulting services in 2016. Its consideration focused on (i) the fact that McLagan doesn’t provide any services to the Company other than compensation consulting services to the Compensation Committee, (ii) the conflicts of interest policies and procedures of the Company and of McLagan, (iii) the lack of any relationships between McLagan and members of the Company’s Board of Directors, (iv) Company stock owned by McLagan and its employees and (v) the lack of any relationships between McLagan and any of the Company’s executive officers. Based on this assessment, the Compensation Committee concluded that no conflicts of interest existed with respect to McLagan or its engagement by the Compensation Committee.

Stock Ownership Guidelines. Under the Company’s Stock Ownership Guidelines, each non-employee director and each executive officer must beneficially own shares of our common stock as follows for as long as such individual is subject to the guidelines:

Position	Minimum Ownership Level
Chief Executive Officer	10x base salary
Chief Lending Officer/President – RESG	3x base salary
Chief Financial Officer/Chief Accounting Officer	3x base salary
Chief Operating Officer/Chief Banking Officer	3x base salary
All Other Executive Officers	2x base salary
Non-Employee Directors	5x annual cash retainer

Each director or executive officer is expected to comply with the applicable level of ownership within five years of the date they first become subject to the Stock Ownership Guidelines. Each individual covered by the guidelines must retain at least 75% of the number of net shares of common stock acquired on vesting of restricted stock or on exercise of stock options until he or she achieves the appropriate minimum ownership level.

Risk Management of Compensation Practices. The Compensation Committee annually reviews, with the assistance of members of senior management, incentive plans, compensation arrangements, agreements and benefit plans of the Company made available to the named executive officers and to all other employees of the Company to ensure that such arrangements, agreements and benefit plans do not encourage those employees to take unnecessary and excessive risks that could threaten the financial condition of the Company. In connection with this review, the Compensation Committee reviews an inventory of its executive and non-executive compensation programs, with particular emphasis on incentive compensation plans. The Compensation Committee evaluates, with the assistance of the Company’s Chief Risk Officer, Director of Operational Risk Management, and EVP-HR, the components of its incentive compensation plans and practices to identify whether those components, either alone or in combination, properly balance compensation opportunities and risk. The Compensation Committee considers various risk-mitigating policies adopted by the Company in connection with this analysis, including the Company’s stock ownership guidelines, incentive plan internal controls, incentive compensation clawback policy, and anti-pledging and anti-hedging policy. The Compensation Committee concluded, after such review, that the incentive plans, agreements and arrangements of the Company do not encourage those employees to take such risks. The Compensation Committee expects to continue monitoring and periodically evaluating these incentive compensation plans, agreements and arrangements at least annually, as part of the Company’s oversight of risk management for the organization.

Policy Against Hedging Activities. The Company is dedicated to growing its business and enhancing shareholder value in all that we do in an ethical way and being mindful of the need to avoid taking actions that pose undue risk or have the appearance of posing undue risk to the institution. Our goal is to grow shareholder value in both the short term and in the longer term, and we expect our directors, officers and employees to have the same goals as the Company that are reflected in their trading activities in the Company’s securities. The Company considers it inappropriate for any director, officer or employee to enter into speculative transactions in the Company’s securities. Our Board has adopted, as part of our insider trading policy, prohibitions against our directors, officers and employees engaging in hedging activities involving the Company’s securities, including short sales of our securities and transactions in puts, calls, options or other derivative securities based on the Company’s securities.

Anti-Pledging Policy. The Board has adopted, as part of our insider trading policy, a policy prohibiting the Company’s executive officers and directors from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan. An exception to this prohibition may be granted under limited circumstances by our Compliance Officer but only in the event such person has provided supporting documents that would clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities. Based upon this criterion, such an exception was granted with respect to 28,000 shares owned by director Henry Mariani that were pledged as security for a loan from an unrelated bank. See “Security Ownership of Management and Principal Shareholders.” As part of its oversight responsibility, in February 2017, the Nominating and Governance Committee reviewed and ratified the exception made for Mr. Mariani to our anti-pledging policy. Factors considered by the Nominating and Governance Committee included: (i) the fact that the shares pledged represents approximately 27% of the aggregate shares owned by Mr. Mariani (approximately 0.02% of the

Company’s outstanding shares), (ii) relevant financial documentation supporting Mr. Mariani’s ability to repay the loan without resorting to the pledged shares, and (iii) Mr. Mariani’s continued efforts to reduce the number of shares pledged over the past 12 months (from 40,000 shares to 28,000 shares) and his continued compliance with the Company’s Stock Ownership Guidelines. The Nominating and Governance Committee concluded that Mr. Mariani’s pledging of a portion of his shares did not create a material risk to the Company. Mr. Mariani did not participate in the Nominating and Governance Committee’s review and ratification of this policy exception.

Clawback Policy. The Compensation Committee has adopted an Executive Compensation Clawback Policy for recovery of incentive compensation from the Company’s executive officers under certain circumstances. The Clawback Policy provides that the Company will, to the extent permitted by applicable law, require reimbursement or forfeiture of all or a portion of any incentive compensation awarded to an executive officer of the Company after the date of adoption of the Clawback Policy where the Compensation Committee has determined that all of the following factors are present: (i) the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, (ii) the award, vesting or payment of the incentive compensation was predicated upon the achievement of certain financial results that were the subject of the restatement and such award, vesting or payment occurred or was received during the three-year period preceding the date on which the Company is required to prepare the restatement, and (iii) a smaller award, vesting or payment would have occurred or been made to the executive officer based upon the restated financial results. In each such instance, the Company will seek to recover or cancel the amounts by which an executive officer’s incentive compensation that was awarded, vested or paid during the three-year period referenced above exceeded the amounts that would have been awarded, vested or paid based on the restated financial results, net of taxes paid or payable by the executive officer with respect to the recoverable compensation.

Deductibility of Executive Compensation. Section 162(m) of the Code generally limits the deductibility for federal income tax purposes of annual compensation paid to certain covered executive officers (including the Chief Executive Officer) in excess of $1 million, subject to certain exceptions, including an exception for performance-based pay. The Company aims to design the performance-based compensation paid to its named executive officers so that it will satisfy the requirements for deductibility under Section 162(m). The Compensation Committee considers Section 162(m) when making compensation decisions, but other considerations, such as providing the Company’s named executive officers with competitive and adequate incentives to remain with and increase the Company’s business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factor into the Compensation Committee’s decisions. The Compensation Committee has and expects to continue to authorize payment of compensation to the Company’s named executive officers outside the deductibility limitation of Section 162(m) under certain circumstances.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2016

The following table sets forth the total compensation awarded, earned by or paid to our named executive officers during the last three years.

Name and Principal Position	Year	Salary		Stock Awards (1)		Option Awards(2)		Non-Equity Incentive Plan Compensation(3)		All Other Compensation(4)		Total
George Gleason, Chairman and Chief Executive Officer	2016 2015 2014	$ $ $	1,000,000 1,000,000 1,000,000	$ $ $	2,550,000 1,886,544 1,996,200	$ $	— 1,178,520 428,400	$ $ $	2,000,000 1,175,000 1,000,000	$ $ $	690,792 688,367 667,229	$ $ $	6,240,792 5,928,431 5,091,829
Greg McKinney, Chief Financial and Chief Accounting Officer	2016 2015 2014	$ $ $	594,615 458,657 424,039	$ $ $	765,000 628,848 665,400	$ $	— 308,660 142,800	$ $ $	600,000 470,000 200,000	$ $ $	10,600 10,600 10,400	$ $ $	1,970,215 1,876,765 1,442,639
Dan Thomas, Vice Chairman, Chief Lending Officer and President – RESG	2016 2015 2014	$ $ $	1,000,000 1,000,000 1,000,000	$ $ $	1,700,000 1,037,599 1,097,910	$ $	— 1,052,250 235,620	$ $ $	2,000,000 940,000 750,000	$ $ $	24,775 32,742 14,027	$ $ $	4,724,775 4,062,591 3,097,557
Tyler Vance, Chief Operating Officer and Chief Banking Officer	2016 2015 2014	$ $ $	594,615 458,657 424,039	$ $ $	765,000 628,848 665,400	$ $	— 308,660 142,800	$ $ $	600,000 470,000 200,000	$ $ $	10,600 10,600 10,400	$ $ $	1,970,215 1,876,765 1,442,639
John Carter, Director of Community Banking and Chairman of the Officers’ Loan Committee (5)	2016		$309,615		$212,500		—		$100,000		$17,525		$639,640

(1)	The value shown in this column with respect to restricted stock awards under the 2016 Stock Plan is the fair value of the award on January 13, 2016, the date the Compensation Committee took action with respect to the 2016 Stock Plan, based upon the then-probable outcome of the performance conditions. The “maximum” possible payout amounts under the 2016 Stock Plan for each named executive officer are set forth in the column titled “Maximum- Estimated Future Payouts Under Equity Incentive Plan Awards” in the Grants of Plan-Based Awards table. On January 18, 2017, the Compensation Committee approved the number of shares of restricted stock to be granted to each named executive officer based on the Company’s performance during the performance period. The number and grant date fair value of the shares granted on January 18, 2017, for each named executive officer is as follows: (i) Mr. Gleason received a grant of 48,387 shares of restricted stock ($2,519,995), (ii) Mr. McKinney received a grant of 14,516 shares of restricted stock ($755,993), (iii) Mr. Thomas received a grant of 32,258 shares of restricted stock ($1,679,997), (iv) Mr. Vance received a grant of 14,516 shares of restricted stock ($755,993), and (v) Mr. Carter received a grant of 4,032 shares of restricted stock ($209,987). The grant date fair value of $52.08 per share for restricted stock awards granted under the 2016 Stock Plan was calculated utilizing the provisions of ASC Topic 718. See Note 16 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 regarding assumptions underlying the valuation of equity awards. For a discussion of the 2016 Stock Plan, see “Compensation Discussion and Analysis—2016 Executive Compensation—2016 Long-Term Equity Incentive Compensation—Restricted Stock-Based Performance Awards.”
(2)	Pursuant to Item 402(c) of Regulation S-K and the instructions thereto, the stock option awards approved by the Compensation Committee on January 18, 2017 are not reportable in this column, however, the Compensation Committee evaluated and considers these awards to be part of the 2016 compensation package for executive officers. The number and grant date fair value of $15.49 per share of stock options granted on January 18, 2017 for each named executive officer is as follows: (i) Mr. Gleason received a grant of 48,387 stock options ($749,515), (ii) Mr. McKinney received a grant of 14,516 stock options ($224,853), (iii) Mr. Thomas received a grant of 32,258 stock options ($499,676), (iv) Mr. Vance received a grant of 14,516 stock options ($224,853), and (v) Mr. Carter received a grant of 4,032 stock options ($62,456). See Note 16 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 regarding assumptions underlying the valuation of equity awards.
(3)	The amounts represent the cash incentive awards paid to the named executive officer under the 2016 Bonus Plan based on the Company’s performance. For a discussion of the 2016 Bonus Plan, see “Compensation Discussion and Analysis—2016 Executive Compensation—2016 Cash Incentive Compensation.”

(4)	The amounts shown in the “All Other Compensation” column for 2016 include the following:

Description	Gleason	McKinney	Thomas	Vance	Carter
Auto allowance	$8,400	—	—	—	—
Personal use of corporate aircraft (a)	$43,490	—	$14,175	—	—
Country club membership	—	—	—	—	$8,371
Employer match on 401(k) contribution	$10,600	$10,600	$10,600	$10,600	$9,154
Split-dollar life insurance benefit	$13,431	—	—	—	—
Accrual for SERP	$186,440	—	—	—	—
Payment for life insurance premiums (b)	$423,621	—	—	—	—
Payroll taxes on benefits	$4,810	—	—	—	—

(a)	The Bank leases three corporate aircrafts from BOTO, LLC, a 100%-owned subsidiary. In order for the Company to have control of their schedules and prompt access to their physical presence when necessary, the Board has authorized the personal use of the corporate aircraft by Messrs. Gleason and Thomas. The incremental cost of the personal use of the aircraft includes the average hourly costs of fuel, warranty programs, repairs and maintenance, landing and parking fees, crew expenses, and supplies. Fixed costs that would be incurred in any event to operate the aircraft, such as aircraft purchase costs, aircraft management fees, flight crew salaries and training, and aircraft insurance are not included in the incremental cost. For tax purposes, income for personal use is imputed based on a multiple of the Standard Industry Fare Level rates. Messrs. Gleason and Thomas are responsible for any taxes in connection with their personal use and are not reimbursed for these taxes.
(b)	Includes a tax gross-up of $206,939.
(5)	Mr. Carter became an executive officer of the Company on January 13, 2016.

Grants of Plan-Based Awards in Fiscal Year 2016

All grants of options to employees are made under the Bank of the Ozarks, Inc. Stock Option Plan and all grants of restricted stock to employees are made under the 2009 Restricted Stock and Incentive Plan. The following table sets forth information concerning options and incentive awards granted in the last fiscal year with respect to the named executive officers.

Name	Grant Date	Date of Comp. Comm. Action (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)		Estimated Future Payouts Under Equity Incentive Plan Awards (3)		All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (4)
			Threshold($)	Maximum($)	Threshold($)	Maximum($)
George Gleason			$600,000	$2,000,000
	1/18/17	1/13/16			$1,200,000	$3,000,000			$2,550,000
Greg McKinney			$180,000	$600,000
	1/18/17	1/13/16			$360,000	$900,000			$765,000
Dan Thomas			$600,000	$2,000,000
	1/18/17	1/13/16			$800,000	$2,000,000			$1,700,000
Tyler Vance			$180,000	$600,000
	1/18/17	1/13/16			$360,000	$900,000			$765,000
John Carter			$30,000	$100,000
	1/18/17	1/13/16			$100,000	$250,000			$212,500

(1)	While the Compensation Committee determined on January 13, 2016 the performance period, the performance criteria, and the maximum stock award that could be awarded to the named executive officers under the 2016 Stock Plan, due to the negative discretion to reduce the amount of the awards retained by the Compensation Committee, the actual grant date of those restricted stock awards as determined in accordance with ASC Topic 718, was not until January 18, 2017.
(2)	The amounts shown reflect the possible payouts under the 2016 Bonus Plan at “threshold” and “maximum” levels. The cash incentive award to be paid to participants is based on the performance criteria during the performance period and subject to the Compensation Committee’s downward discretion. As discussed further in the CD&A, on January 18, 2017, the Compensation Committee approved the cash incentive awards for each named executive officer at the maximum level under the 2016 Bonus Plan based on the Company’s level of performance for each of the five performance metrics during the 2016 performance period. For a discussion of the 2016 Bonus Plan, see “Compensation Discussion and Analysis—2016 Executive Compensation—2016 Cash Incentive Compensation.”
(3)

The amounts shown reflect the possible payouts under the 2016 Stock Plan at “threshold” and “maximum” levels. The “threshold” and “maximum” payout amounts are denominated in dollars but paid in shares of restricted stock. The number of shares of restricted stock to be awarded to participants is based on the performance criteria during the performance period and subject to the Compensation Committee’s downward discretion. As discussed further in the CD&A, based on the Company’s level of performance for each of the five performance metrics during the 2016 performance period, the Compensation

Committee granted restricted stock awards to each of the named executive officers in an amount below the payout level for maximum performance (approximately 84% of the maximum award). Shares of restricted stock granted under the 2016 Stock Plan vest 100% three years after issuance, assuming continuous employment by the officer during this period. For a discussion of the 2016 Stock Plan, see “Compensation Discussion and Analysis—2016 Executive Compensation—2016 Long-Term Equity Incentive Compensation—Restricted Stock-Based Performance Awards.”
(4)	The value shown in this column with respect to restricted stock awards under the 2016 Stock Plan is the fair value of the award on January 13, 2016, the date the Compensation Committee took action with respect to the plan, based upon the then-probable outcome of the performance conditions. The number and aggregate grant date fair value of the shares approved by the Compensation Committee and granted on January 18, 2017 based on the Company’s 2016 performance is as follows: (i) Mr. Gleason received a grant of 48,387 shares of restricted stock ($2,519,995), (ii) Mr. McKinney received a grant of 14,516 shares of restricted stock ($755,993), (iii) Mr. Thomas received a grant of 32,258 shares of restricted stock ($1,679,997), (iv) Mr. Vance received a grant of 14,516 shares of restricted stock ($755,993), and (v) Mr. Carter received a grant of 4,032 shares of restricted stock ($209,987). The grant date fair value of $52.08 per share for restricted stock awards granted under the 2016 Stock Plan was calculated utilizing the provisions of ASC Topic 718.
(5)	Pursuant to Item 402(d) of Regulation S-K and the Instructions thereto, the stock option awards approved by the Compensation Committee on January 18, 2017, are not reportable in this column. The number and grant date fair value of the stock options granted on January 18, 2017 for each named executive officer is as follows: (i) Mr. Gleason received a grant of 48,387 stock options ($749,515), (ii) Mr. McKinney received a grant of 14,516 stock options ($224,853), (iii) Mr. Thomas received a grant of 32,258 stock options ($499,676), (iv) Mr. Vance received a grant of 14,516 stock options ($224,853), and (v) Mr. Carter received a grant of 4,032 stock options ($62,456). See Note 16 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 regarding assumptions underlying valuation of equity awards. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of the underlying common stock at such date in the future when the option is exercised.

Outstanding Equity Awards at 2016 Fiscal Year End

The following table sets forth information as of December 31, 2016 on all outstanding equity awards previously awarded to the named executive officers.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(3)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)
George Gleason						60,000	(4)	$3,155,400
						48,309	(5)	$2,540,570
						48,387	(6)	$2,544,672
	64,000			$24.792	11/04/20	—		—
		60,000	(1)	$36.045	11/17/21	—		—
		84,000	(2)	$53.005	11/18/22	—		—
Greg McKinney						20,000	(4)	$1,051,800
						16,103	(5)	$846,857
						14,516	(6)	$763,396
	16,000			$15.927	11/05/19	—		—
	16,000			$24.792	11/04/20	—		—
		20,000	(1)	$36.045	11/17/21	—		—
		22,000	(2)	$53.005	11/18/22	—		—
Dan Thomas						33,000	(4)	$1,735,470
						26,570	(5)	$1,397,316
						32,258	(6)	$1,696,448
	14,000			$11.842	10/18/18	—		—
	20,000			$15.927	11/05/19	—		—
	22,000			$24.792	11/04/20	—		—
		33,000	(1)	$36.045	11/17/21	—		—
		75,000	(2)	$53.005	11/18/22	—		—
Tyler Vance						20,000	(4)	$1,051,800
						16,103	(5)	$846,857
						15,516	(6)	$763,396
		20,000	(1)	$36.045	11/17/21	—		—
		22,000	(2)	$53.005	11/18/22	—		—
John Carter						2,250	(4)	$118,328
						3,269	(5)	$171,917
						4,032	(6)	$212,043
		3,500	(1)	$36.045	11/17/21
		5,000	(2)	$53.005	11/18/22

(1)	Granted November 17, 2014, and assuming continued employment, exercisable on November 17, 2017.
(2)	Granted November 18, 2015, and assuming continued employment, exercisable on November 18, 2018.
(3)	On January 18, 2017, stock options were granted to each named executive officer in the following amounts: (i) Mr. Gleason received a grant of 48,387 stock options, (ii) Mr. McKinney received a grant of 14,516 stock options, (iii) Mr. Thomas received a grant of 32,258 stock options, (iv) Mr. Vance received a grant of 14,516 stock options, and (v) Mr. Carter received a grant of 4,032 stock options. The stock options have an exercise price of $52.08 and, assuming continued employment, are exercisable on January 18, 2020. The stock options expire on January 18, 2024.
(4)	Granted January 13, 2015, and assuming continued employment, vests on January 13, 2018.
(5)	Granted January 13, 2016, and assuming continued employment, vests on January 13, 2019.
(6)	Restricted stock granted January 18, 2017 based on performance during 2016 under the 2016 Stock Plan. Assuming continued employment, these shares will vest on January 18, 2020.
(7)	Market value of restricted stock is based on the December 30, 2016 closing price of $52.59 for the Company’s common stock.

Option Exercises and Stock Vested in 2016 Fiscal Year

The following table sets forth information concerning exercise of options by and stock awards that vested for the named executive officers during the fiscal year ended December 31, 2016.

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (2)		Number of Shares Acquired on Vesting (#) (3)	Value Realized on Vesting ($) (4)
George Gleason	—	—		64,000	$2,316,000
Greg McKinney	—	—		16,000	$579,000
Dan Thomas	—	—		22,000	$796,125
Tyler Vance	16,000	$438,360	(5)	16,000	$579,000
John Carter	2,200	$39,067	(6)	2,200	$79,613

(1)	The Number of Shares Acquired on Exercise is the gross number of shares acquired.
(2)	The Value Realized on Exercise was determined by multiplying the number of shares acquired by the difference between the market price of the Company’s common stock upon exercise and the exercise price of the options.
(3)	The Number of Shares Acquired on Vesting is the gross number of shares acquired.
(4)	The Value Realized on Vesting was determined by multiplying the number of shares acquired by the average of the highest reported asked price and the lowest reported bid price reported on the vesting date.
(5)	The stock options were exercised on December 8, 2016 and the underlying shares were sold on the same date. The exercise price of the options was $24.7925, and the weighted-average sale price was $52.19.
(6)	The stock options were exercised on November 10, 2016 and the underlying shares were sold on the same date. The exercise price of the options was $24.7925, and the weighted-average sale price was $42.55.

Pension Benefits for 2016 Fiscal Year

The Company has a non-qualified, unfunded supplemental executive retirement plan, referred to as a “SERP,” that is designed to provide retirement benefits to Mr. Gleason. Under the SERP, commencing on the later of Mr. Gleason’s attaining age 70 or his separation from service with the Company, Mr. Gleason is entitled to receive monthly payments of $32,197 for 180 months, or $386,360 annually. The cost of such benefits, assuming a normal retirement age of 70, will be fully accrued by the Company at such retirement date. If Mr. Gleason continues employment past the normal retirement age of 70, the monthly payments will commence at an increased amount upon his separation from service, and, in the event of Mr. Gleason’s early retirement, the amount of such payments will be correspondingly reduced, pursuant to the terms of the SERP.

Mr. Gleason is fully vested in the SERP, subject to a decrease in the amount of monthly payments under the SERP should Mr. Gleason retire from the Company before attaining age 70. The present value of accumulated benefits in the table below was computed using an assumed discount rate of 6.17% and assuming that Mr. Gleason will retire from the Company at age 70.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
George Gleason (1)	Supplemental Executive Retirement Plan	38 years	$1,246,284	$—

(1)	Mr. Gleason is the only participant in the SERP, which was adopted for his benefit May 4, 2010. See the “Compensation Discussion and Analysis – 2016 Executive Compensation – Retirement and Welfare Benefits” section of this proxy statement for additional information about the SERP. Also see Note 15 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Nonqualified Deferred Compensation Table for 2016 Fiscal Year

The following table provides information about contributions, earnings, withdrawals and distributions in regard to the named executive officers under the Company’s Deferred Compensation Plan. See the “Compensation Discussion and Analysis – 2016 Executive Compensation – Retirement and Welfare Benefits” section of this proxy statement for a description of this plan.

Name	Executive Contributions in Last Fiscal Year	Company Contributions In Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End(2)
George Gleason	—	—	$69,726	—	$882,864
Greg McKinney	$53,231	—	$25,440	—	$533,173
Dan Thomas	—	—	$40,286	—	$576,659
Tyler Vance	$212,923	—	$70,877	—	$517,367
John Carter	—	—	—	—	—

(1)	Effective January 1, 2013, the Company contribution feature to the Deferred Compensation Plan was eliminated in connection with the changes made to the Company’s 401(k) Plan.
(2)	Of these balances, the following amounts have been reported in Summary Compensation Tables in our proxy statements for previous years: Mr. Gleason - $509,405; Mr. McKinney - $364,820; Mr. Thomas – $346,615; and Mr. Vance – $425,165. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our proxy statements, rather than additional currently earned compensation.

Post-Employment Compensation

Except as described below, the Company and the named executive officers have no contract or agreement with respect to termination or post-employment compensation to be paid in connection with a change in control of the Company.

Stock options granted under the Company’s Stock Option Plan after May 18, 2015 and awards granted under the Company’s 2009 Restricted Stock and Incentive Plan after May 16, 2016 will not automatically vest in the event of a change of control and will be treated as follows: (i) if the successor company assumes, continues or replaces the outstanding options and grants (with equivalent or more favorable terms) then the outstanding options and grants will not accelerate and will continue pursuant to the terms of the award unless, if within 24 months following a change of control, any participant’s service with the Company is terminated by the Company for a reason other than gross negligence or deliberate misconduct which demonstrably harms the Company, or if any such person shall have resigned for good reason (as defined in each plan) then the outstanding stock options and grants will immediately accelerate; and (ii) if the outstanding options and grants are not assumed, continued or replaced by the successor company then such outstanding options and grants will accelerate upon a change of control. Pursuant to the grant agreements for awards granted prior to the amendment and restatement of the Company’s 2009 Restricted Stock and Incentive Plan on May 16, 2016, and for options granted prior to the amendment and restatement of the Stock Option Plan on May 18, 2015, all outstanding and unexercised options or restricted stock, whether or not previously vested, will be accelerated and become fully vested and exercisable upon the occurrence of a change in control.

A “change in control,” as defined in the Stock Option Plan and in the 2009 Restricted Stock and Incentive Plan includes: (i) a merger, combination, consolidation or reorganization of the Company where the outstanding voting securities of the Company prior to the closing of such a transaction do not continue to represent at least 51% of the combined voting securities of the resulting or successor company; (ii) the election to the board of directors within any two consecutive years of persons who did not represent a majority of the directors at the beginning of the two-year period unless they were elected with the approval of at least 2/3 of the number of directors at the beginning of such period that are continuing as directors; (iii) the acquisition by any person, other than employee benefit plans of the Company, of 25% or more of the outstanding voting securities of the Company (excluding the number of securities held by any such person who controlled 10% or more of the voting securities of the Company as of the effective date of the plan); (iv) the sale of all or substantially all the assets of the Company; and (v) any other business combination or event deemed by the Board to constitute a change in control.

The SERP for Mr. Gleason described in the CD&A includes provisions that define a “change in control” to include:

(i)	Change in the ownership of the Bank or the Company. A change in the ownership of the Bank or the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank or the Company;

(ii)	Change in the effective control of the Bank or the Company. A change in the effective control of the Bank or the Company shall occur on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Company possessing 30% or more of the total voting power of the stock of the Bank or the Company; or (B) a majority of members of the Bank’s or the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or the Company’s Board of Directors, as applicable, prior to the date of the appointment or election, provided that this subsection (B) is inapplicable where a majority shareholder of the Bank or the Company for which board members are replaced is another corporation; or

(iii)	Change in the ownership of a substantial portion of the Bank’s or the Company’s assets. A change in the ownership of a substantial portion of the Bank’s or the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Bank or the Company immediately prior to such acquisition. For this purpose, gross fair market value means the value of the assets of the Bank or the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

If a “Change in Control” occurs, and within 24 months thereafter, Mr. Gleason has an involuntary “Separation from Service” or a voluntary “Separation from Service for Good Reason,” Mr. Gleason shall be entitled to receive a lump sum payment equal to the present value of his “Supplemental Retirement Benefit” at his “Normal Retirement Date,” or if such Separation from Service occurs after Mr. Gleason’s Normal Retirement Date, the present value of his Adjusted Supplemental Retirement Benefit at his then current age. For purposes of determining present value, the interest factor applicable to a Change in Control shall apply. Such lump sum payment shall be paid within 90 days of the Separation from Service, or if Mr. Gleason is a Specified Employee at the time of his Separation from Service, within 90 days following the earlier of the date of his death or six (6) months following the date of his Separation from Service.

If a Change in Control shall occur after commencement of payment of 180 equal monthly installments to either Mr. Gleason or his beneficiary, then, as the case may be, Mr. Gleason shall be entitled to receive a lump sum payment equal to the present value of the remaining monthly installments otherwise due him and the beneficiary shall be entitled to receive a lump sum payment equal to the present value of the remaining monthly installments otherwise due the beneficiary. For purposes of determining present value, the interest factor applicable to a Change in Control shall apply. Such lump sum payment shall be paid within 90 days of the date of the Change in Control.

Assuming that a Change in Control occurred on December 31, 2016 and that Mr. Gleason had an involuntary Separation from Service or a Separation from Service for Good Reason, the amount payable to him would have been approximately $3,950,877. Capitalized terms used but not defined in this section of the proxy statement have the meanings given to such terms in the SERP.

Except as described above, the Company has no arrangements that provide for termination or post-employment compensation to be paid to Mr. Gleason, including in the event of a change in control of the Company.

2016 DIRECTOR COMPENSATION

It is the role of the Compensation Committee, on behalf of the Board, to review and recommend to the Board any changes to the compensation of our non-employee directors. The Board and the Compensation Committee believe that director compensation should attract and retain qualified directors and compensate them for the time and commitment associated with being a director, that the compensation should align the directors’ interests with the long-term interests of shareholders and that the structure of the compensation should be transparent and easy for shareholders to understand.

The following table sets forth compensation information for 2016 with respect to non-employee directors.

Name	Fees Earned or Paid in Cash (1)($)	Stock Awards (2) (3)($)	Total ($)
Nicholas Brown	$ 85,000	$34,996	$119,996
Paula Cholmondeley	$ 49,500	$34,996	$ 84,496
Richard Cisne	$ 93,500	$34,996	$128,496
Robert East	$ 94,500	$34,996	$129,496
Catherine B. Freedberg	$ 65,750	$34,996	$100,746
Linda Gleason	$127,500	$34,996	$162,496
Peter Kenny	$156,750	$34,996	$191,746
William Koefoed	$ 80,500	$34,996	$115,496
Henry Mariani	$139,500	$34,996	$174,496
Walter J. Mullen	$ 95,750	$34,996	$130,746
Robert Proost	$143,000	$34,996	$177,996
R.L. Qualls	$ 50,750	—	$ 50,750
John Reynolds	$ 77,500	$34,996	$112,496
Sherece West-Scantlebury	$ 28,000	—	$ 28,000
Ross Whipple	$ 71,000	$34,996	$105,996

(1)	In 2016, the cash component for non-employee director compensation consisted of the following:

•	Annual Director Retainer: $20,000; Annual Presiding Independent Director Retainer: $5,000; Annual Committee Chairman Retainer: $2,000;

•	Board Meetings: $5,000 per regular meeting, $1,500 per special meeting, and $15,000 per extended board meeting (2 1⁄2 day meeting); and

•	Committee Meetings: $1,250 for Directors’ Loan Committee member and $1,000 for other committee member.

(2)	Pursuant to the Bank of the Ozarks, Inc. Non-Employee Director Stock Plan (“Director Plan”), each non-employee director receives a fully vested award of common stock equal to $35,000 upon election (or re-election, as applicable) to the Board. Accordingly, on May 17, 2016, each non-employee director received an award of 955 shares of the Company’s common stock pursuant to the Director Plan.
(3)	At December 31, 2016, the following non-employee directors had options outstanding to purchase the following number of shares of common stock pursuant to the former Non-Employee Director Stock Option Plan: Nicholas Brown – 10,000; Paula Cholmondeley – None; Richard Cisne – 30,000 (4,000 of which were exercised in January 2017); Robert East – 30,000 (4,000 of which were exercised in February 2017); Catherine B. Freedberg – 8,000; Linda Gleason – 30,000; Peter Kenny – 8,000; William Koefoed – None; Henry Mariani – None; Jack Mullen – None; Robert Proost – None; John Reynolds – 10,000; and Ross Whipple – 4,000.

2017 Director Compensation

In February 2017, the Compensation Committee considered a report prepared by McLagan, the Compensation Committee’s independent compensation consultant, comparing the Company’s director compensation program to the director compensation program for each of the banks used in the 2016 Peer Group. In light of this report, the Compensation Committee approved, and the Board ratified, an increase in the compensation to be paid to our non-employee directors to more closely align our director compensation with that paid by other companies in our peer group. For 2017, non-employee directors will receive the following:

•	Annual Director Retainer: $30,000; Annual Presiding Independent Director Retainer: $15,000; Annual Committee Chairman Retainer: $7,500;

•	Board Meetings: $5,000 per regular meeting, $2,500 per special meeting, and $15,000 per extended board meeting (2 1⁄2 day meeting);

•	Committee Meetings: $1,250 per meeting; and

•	Annual award of common stock pursuant to the Director Plan equal to $50,000 (increased from $35,000), subject to approval by the Company’s shareholders at the Annual Meeting (Board Proposal No. 2).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Personnel and Compensation Committee
Nicholas Brown, Chairman Paula Cholmondeley
Peter Kenny
John Reynolds

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016 the Compensation Committee consisted of Mr. Brown, as Chairman, Dr. Reynolds, Mr. Kenny and (effective May 17, 2016) Ms. Cholmondeley. No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, and the Board has determined that each member of the Compensation Committee qualifies as “independent” under NASDAQ listing standards and the applicable SEC standards. No member of the Compensation Committee serving during 2016 was a party to a transaction, relationship or arrangement requiring disclosure under Item 404 of Regulation S-K. During 2016, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the Company’s Board or Compensation Committee.

BOARD PROPOSAL NO. 4:

ADVISORY, NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides shareholders the opportunity to vote on an advisory, non-binding basis to approve the compensation of our named executive officers as disclosed in this proxy statement.

The Dodd-Frank Act expressly provides that because this shareholder vote is advisory, it will not be binding upon the Board and it may not be construed as overruling a decision by the Board, nor will the vote create or imply any additional fiduciary duty by the Board or the Compensation Committee, nor shall such vote be construed to restrict or limit the ability of our shareholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and may consider, among other things, the outcome of the vote when making future compensation decisions for its executive officers.

2016 Say-on-Pay Vote

At the Company’s 2016 annual shareholders’ meeting, the Company asked shareholders to vote on a non-binding resolution to approve the compensation for its named executive officers, which is commonly referred to as a “say-on-pay” vote. Shareholders approved the resolution with a 99.2% majority vote, which represents an improvement from the voting results for the 2015 say-on-pay vote (98.6% voting in favor) and a significant improvement from the voting results for the 2014 say-on-pay vote (64% voting in favor). Based on the results of our 2015 and 2016 say-on-pay vote and shareholder outreach, the Compensation Committee believes our shareholders generally support our overall executive compensation program in light of the changes made in 2014 and 2015. Therefore, for the 2016 compensation year the Company continued many of the elements of our existing compensation program, such as maintaining a significant focus on variable, performance-based compensation that is tied to explicit quantitative measures to motivate our executive officers to improve performance and attain strategic goals.

Highlights of our executive compensation program that incorporates best practices include:

•	Continued focus on variable, performance-based compensation that is tied to explicit quantitative measures to motivate our executive officers to improve performance and attain strategic goals with less emphasis on fixed compensation.

•	Clawback policy for all executive officers.

•	Anti-pledging policy for directors and executive officers and anti-hedging policy for directors, executive officers and all Company employees.

•	Stock ownership guidelines applicable to all directors and executive officers.

•	Amended our Stock Option Plan, which was approved by shareholders on May 18, 2015, to implement equity grant best practices including: (i) a minimum 3-year vesting period; (ii) eliminate automatic vesting upon change of control of the Company and add a double trigger provision; and (iii) prohibit cash buyouts of underwater options without shareholder approval.

•	Amended our 2009 Restricted Stock and Incentive Plan, which was approved by shareholders on May 16, 2016, to implement equity grant best practices including: (i) a minimum 3-year vesting period for restricted stock awards and (ii) eliminate automatic vesting upon change of control of the Company, commonly known as a “single trigger” acceleration or vesting event and add a double trigger provision.

•	No employment agreements, change in control agreements or contractual severance agreements with our executive officers.

•	Current equity plans do not have “liberal” change of control definitions or “liberal” share recycling provisions and prohibit the repricing of options without shareholder approval.

•	Employ an annual market analysis of executive compensation relative to other publicly-traded banks and bank holding companies within our peer group.

For the reasons discussed above, the Board recommends a vote “FOR” the following resolution providing an advisory approval of the compensation paid to our named executive officers:

“Resolved, that the shareholders approve the Company’s compensation of its named executive officers disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related disclosures contained in the Company’s Proxy Statement for its 2017 Annual Meeting of Shareholders.”

CERTAIN TRANSACTIONS

The Nominating and Governance Committee of the Board (the “Governance Committee”), pursuant to its written charter has the responsibility for reviewing and approving all related-party transactions, defined as those required to be disclosed under Items 404(a) and 404(b) of Regulation S-K (a “Related Party Transaction”). The Governance Committee reports its findings of the review of Related Party Transactions to the full Board.

Specifically, it is the practice of the Governance Committee to review on an annual basis all transactions and other business relationships during the prior year between the Company and the Bank and their directors and executive officers and their immediate family members and affiliates (each, a “Related Party”). Designated officers of the Company present to the Governance Committee reports with respect to all deposit, loan, lease, mortgage loan, trust and miscellaneous transactions and relationships for persons considered to be Related Parties for the prior year. The Governance Committee’s review includes a determination that such Related Party Transactions or relationships are fair, reasonable and appropriate for the Company and the Bank and consistent with the terms of similar transactions or relationships with other customers or unrelated persons. In addition, it is the Company’s general practice that the Board, or an appropriate committee thereof, approve in advance all material transactions, other than transactions in the ordinary course of business, between the Company and the Bank and all Related Parties.

Director Robert East is a managing member and 52.5% owner of Advanced Cabling Systems LLC, a limited liability company that has performed wiring and cabling installation for some of the Bank’s facilities. The Company paid Advanced Cabling Systems LLC $243,729 during 2016. The total amounts paid to Advanced Cabling Systems LLC were less than 1% of the gross revenues of each of the Company and Advanced Cabling Systems LLC in 2016.

The Company, through its ownership of the Bank, had, in the ordinary course of business, banking transactions with certain of its officers and directors and with certain officers and directors of the Bank. All loan and depository transactions with such officers and directors, and their related and affiliated parties, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan and depository transactions with other customers not related to the Company or Bank, and did not include more than the normal risk of collectability or present other unfavorable features.

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

In order for shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company’s 2018 Annual Meeting of Shareholders and included in the Company’s proxy statement and form of proxy relating to such meeting, such proposals must be submitted to the Corporate Secretary of the Company at the Company’s principal executive offices no later than November 14, 2017. Shareholder proposals should be submitted to the Corporate Secretary of the Company at Bank of the Ozarks, Inc. P. O. Box 8811, Little Rock, Arkansas 72231-8811. Such proposals must also comply with the additional requirements of Rule 14a-8 of the Exchange Act (or any successor rule) to be eligible for inclusion in the proxy statement for the 2018 Annual Meeting of Shareholders.

In addition, the Company’s Bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Board to be properly made at a meeting by a shareholder, notice must be received by the Corporate Secretary of the Company at the Company’s offices not less than 90 days nor more than 120 days prior to the anniversary date of the Company’s immediately preceding annual meeting of shareholders. In the event that the annual meeting of shareholders is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be received by the Company no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made. To be in proper written form, a shareholder’s notice to the Company’s Corporate Secretary must, among other things, set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares of the Company’s capital stock which are owned beneficially or of record by such shareholder, and (iv) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act. A copy of the Company’s Bylaws may be obtained upon written request to the Corporate Secretary of the Company.

Accordingly, a shareholder who intends to raise a proposal to be acted upon at the 2018 Annual Meeting, but who does not desire to include the proposal in the Company’s 2018 proxy statement, must inform the Company by sending written notice to the Company’s Corporate Secretary at Bank of the Ozarks, Inc., P. O. Box 8811, Little Rock, Arkansas 72231-8811, no earlier than January 8, 2018 nor later than February 7, 2018. The persons named as proxies in the Company’s proxy for the 2018 Annual Meeting may exercise their discretionary authority to act upon any proposal which is properly brought before a shareholder meeting.

ADDITIONAL INFORMATION AVAILABLE

Upon written request, the Company will furnish to shareholders, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC. The written request should be sent to the Corporate Secretary, Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, Arkansas 72231-8811.

The Company has adopted a procedure referred to as “householding,” under which one or more shareholders of record who have the same address and last name will receive only one copy of our Annual Report on Form 10-K and our proxy statement unless one or more of these shareholders notifies the Company that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings.

If you wish to receive separate copies of these materials for your household in the future, please call Investor Relations at 501-978-2265 or submit your request to Investor Relations, Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, Arkansas 72231-8811. If you are receiving multiple copies and would like to receive only one copy per household, you may contact us at the above address or telephone number.

OTHER MATTERS

The Company does not presently know of any business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the meeting, votes may be cast pursuant to proxies in respect of any such business in the best judgment of the persons acting under the proxies.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE BY CALLING THE TOLL-FREE NUMBER OR USING THE INTERNET AS FURTHER DESCRIBED IN THE ENCLOSED PROXY CARD.

Appendix A

BANK OF THE OZARKS, INC.

NON-EMPLOYEE DIRECTOR STOCK PLAN

(Adopted May 18, 2015, as amended on May 16, 2016, as further amended on May 8, 2017)

ARTICLE I.

DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

(a)	“Award” shall mean an award of Stock.

(b)	“Awardee” shall mean an Eligible Director to whom Stock has been awarded hereunder.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)	“Committee” shall mean the administrative body provided for in Section 3.1.

(e)	“Company” shall mean Bank of the Ozarks, Inc. and any successor or assignee corporation(s) into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

(f)	“Eligible Director” shall mean a member of the Board of the Company who is not an employee of the Company or any of its Subsidiaries at the time of grant of an Award.

(g)	“Fair Market Value” for any given date means the reasonable value of the Stock as determined by the Board, in its sole discretion. If the Stock is listed on a securities exchange or traded over a national market system, Fair Market Value means the average of the highest reported asked price and the lowest reported bid price reported on that exchange or market on the relevant date, or if there is no sale for the relevant date, then on the last previous date on which a sale was reported.

(h)	“Plan” shall mean the Bank of the Ozarks, Inc. Non-Employee Director Stock Plan, as amended from time to time.

(i)	“Plan Effective Date” shall mean the latest to occur of (1) adoption by the Board, and (2) approval of this Plan by the shareholders of the Company, if required.

(j)	“Stock” shall mean shares of the Company’s common stock, par value $0.01 per share, or in the event that the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different stock or securities of the Company or some other corporation, such other stock or securities.

(k)	“Subsidiary” shall mean any corporation, the majority of the outstanding capital stock of which is owned, directly or indirectly, by the Company.

ARTICLE II.

GENERAL

2.1 Name. This Plan shall be known as the “Bank of the Ozarks, Inc. Non-Employee Director Stock Plan.”

2.2 Purpose. The purpose of the Plan is to advance the interests of the Company and its shareholders by affording to Eligible Directors of the Company an opportunity to acquire or increase their proprietary interest in the Company by the grant to such directors of Awards under the terms set forth herein. By encouraging non-employee directors to become owners of Company shares, the Company seeks to increase their incentive for enhancing shareholder value and to motivate, retain and attract those highly competent individuals upon whose judgment, initiative, leadership and continued efforts the success of the Company in large measure depends.

2.3 Eligibility. Any Eligible Director shall be eligible to participate in the Plan.

ARTICLE III.

ADMINISTRATION

3.1 Composition of Committee. The Plan shall be administered by the Personnel and Compensation Committee of the Board, and/or by the Board or another committee of the Board, as appointed from time to time by the Board (any such administrative body, the “Committee”).

3.2 Duties and Powers of the Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan with respect to the Awards over which such Committee has authority, including, without limitation, the following:

(a)	to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

(b)	to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan;

(c)	to determine whether, and the extent to which, adjustments are required pursuant to Section 6.1 hereof;

(d)	to interpret and construe this Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

(e)	to make all other determinations deemed necessary or advisable for the administration of the Plan.

3.3 Determinations of the Committee. All decisions, determinations and interpretations by the Committee or the Board regarding the Plan shall be final and binding on all current or former directors of the Company and their beneficiaries, heirs, successors and assigns. The Committee or the Board, as applicable, shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer of the Company or Eligible Director and such attorneys, consultants and accountants as it may select.

3.4 Company Assistance. The Committee may designate certain officers of the Company, or any Subsidiary, to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company. The Company shall supply full and timely information to the Committee on all matters relating to Eligible Directors, their death, retirement, disability or removal or resignation from the Board and such other pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

ARTICLE IV.

STOCK AWARDS

4.1 Limitations. Subject to adjustment pursuant to the provisions of Section 6.1 hereof, the aggregate number of shares of Stock which may be issued as Awards shall not exceed 100,000.

4.2 Awards under the Plan. Upon election by the Company’s shareholders at each annual meeting of shareholders, or any special shareholders meeting called for such purpose, each Eligible Director will receive an Award of a number of shares of Stock with a Fair Market Value on the grant date that is equal to $50,000, rounded down to the nearest whole share. Each Eligible Director appointed as a member of the Board for the first time, other than upon election by the Company’s shareholders at an annual shareholders meeting (or any special shareholders meeting called for such purpose), shall receive an Award, as the Board may determine in its discretion, of a number of shares of Stock with a Fair Market Value on the grant date in an amount not to exceed $50,000, rounded down to the nearest whole share. The date of grant of any Award under the Plan shall be the date such Eligible Director is elected as a director by the Company’s shareholders or the date such Eligible Director is first appointed as a member of the Board, as applicable.

4.3 Rights as Shareholder. Upon the issuance to the Awardee of Stock hereunder, the Awardee shall have all the rights of a shareholder with respect to such Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

4.4 Stock Certificates. The Company shall not be required to deliver any certificate or, in the case of uncertificated shares, a notice of issuance, for shares of Stock received as an Award hereunder, prior to fulfillment of all of the following conditions:

(a)	the admission of such shares to listing on all stock exchanges on which the Stock is then listed;

(b)	the completion of any registration or other qualification of such shares under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall in its sole discretion deem necessary or advisable; and

(c)	the obtaining of any approval or other clearance from any federal or state governmental agency which the Committee shall in its sole discretion determine to be necessary or advisable.

ARTICLE V.

TERMINATION, AMENDMENT AND MODIFICATION OF PLAN

The Committee may at any time terminate, and may at any time and from time to time and in any respect amend or modify, the Plan provided that, if under applicable laws or the rules of any securities exchange upon which the Company’s common stock is listed, the consent of the Company’s shareholders is required for such amendment or modification, such amendment or modification shall not be effective until the Company obtains such consent, and provided, further, that no termination, amendment or modification of the Plan shall in any manner affect any Award theretofore granted pursuant to the Plan without the consent of the Awardee.

ARTICLE VI.

MISCELLANEOUS

6.1 Adjustment Provisions. Without limiting the Committee’s discretion as otherwise set forth in this Plan, if there shall occur any change in the capital structure of the Company by reason of any extraordinary dividend or other distribution (whether in the form of cash, common stock, other securities or other property, and other than a normal cash dividend), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of common stock or other securities of the Company, or other event having an effect similar to the foregoing, which affects the common stock, then the Committee shall, in an equitable and proportionate manner as determined by the Committee, adjust the number of shares of common stock or other securities of the Company with respect to which Awards may be granted under the Plan under Section 4.1.

6.2 Continuation of Board Service. Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Eligible Director any right to continue to serve on the Board.

6.3 Compliance with Government Regulations. No shares of Stock will be issued hereunder unless and until all applicable requirements imposed by federal and state securities and other laws, rules, and regulations and by any regulatory agencies having jurisdiction and by any stock exchanges upon which the Stock may be listed have been fully met. As a condition precedent to the issuance of shares of Stock pursuant hereto, the Company may require the Eligible Director to take any reasonable action to comply with such requirements.

6.4 Privileges of Stock Ownership. No director and no beneficiary or other person claiming under or through such person will have any right, title, or interest in or to any shares of Stock allocated or reserved under the Plan or subject to any Award except as to such shares of Stock, if any, that have been issued to such director.

6.5 Other Compensation Plans. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees or directors of the Company or any Subsidiary.

6.6 Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

6.7 Singular, Plural; Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

6.8 Headings, etc., Not Part of Plan. Headings of Articles and Sections hereof are inserted for convenience and reference; they constitute no part of the Plan.

6.9 Governing Law. This Plan and any Awards hereunder shall be governed by and interpreted and construed in accordance with the laws of the State of Arkansas and applicable federal law. Any reference in this Plan or in the agreement evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

6.10 Termination of Plan. If not previously terminated by the Committee or the Board pursuant to Article V, this Plan will terminate ten (10) years from the initial effective date.

Appendix B

Calculation of Non-GAAP Financial Measures

We use non-GAAP financial measures, specifically adjusted diluted earnings per share and adjusted efficiency ratio as important measures of the strength of our capital and our ability to generate earnings. These non-GAAP financial measures exclude certain unusual and/or non-recurring items, the after-tax impact of any bargain purchase gains, acquisition-related costs, liquidation charges related to contract terminations, information technology systems de-conversion and conversion costs, and any other similar costs or expenses. These non-GAAP financial measures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the following tables.

All amounts shown are for the period ended December 31, 2016
(Dollars in thousands, except per share amounts)
Diluted Earnings Per Share, as Adjusted
Net income available to common stockholders	$269,979
Adjustments:
BOLI death benefit	(809)
Gains on sales of investments	(4)
Liquidated damages	60
Acquisition-related and systems conversion costs	6,743
Tax effect	(2,679)

Adjusted net income	$273,290
Weighted-average diluted shares outstanding (in thousands)	104,700
Diluted earnings per share	$2.58
Diluted earnings per share, as adjusted	$2.61
Efficiency Ratio, as Adjusted
Non-interest expense	$255,754
Adjustments:
Liquidated damages	(60)
Acquisition-related and systems conversion costs	(6,743)

Adjusted non-interest expense	$248,951

Net interest income - FTE	$611,269

Non-interest income	102,399

Total revenue	$713,668
Adjustments:
BOLI death benefit	(809)
Gain on sales of investments	(4)

Adjusted revenue	$712,855
GAAP efficiency ratio	35.84%
Efficiency ratio, as adjusted	34.92%

B-1

            17901 CHENAL PARKWAY

            P.O. BOX 8811

            LITTLE ROCK, AR 72231-8811

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E17816-P85173                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BANK OF THE OZARKS, INC.		For	Withhold	For All	To withhold authority to vote for any individual
		All	All	Except	nominee(s), mark “For All Except” and write
Vote on Directors					the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL the following:
		☐	☐	☐

1.	To elect the sixteen director nominees named below to serve until the 2018 Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

Nominees:

01)	George Gleason	07)	Linda Gleason	13)	Henry Mariani
02)	Nicholas Brown	08)	Peter Kenny	14)	Paula Cholmondeley
03)	Richard Cisne	09)	Robert Proost	15)	Jack Mullen
04)	Robert East	10)	William Koefoed, Jr.	16)	Kathleen Franklin
05)	Catherine B. Freedberg	11)	John Reynolds
06)	Ross Whipple	12)	Dan Thomas

Vote on Proposals

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4.		For	Against	Abstain

2.	To approve an amendment to the Company’s Non-Employee Director Stock Plan to increase the amount of the non-employee director stock grant and the number of shares available under the plan.	☐	☐	☐

3.	To ratify the Audit Committee’s selection and appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the year ending December 31, 2017.	☐	☐	☐

4.	To approve in an advisory, non-binding vote the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)			☐

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E17817-P85173

BANK OF THE OZARKS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2017

The undersigned shareholder(s) of Bank of the Ozarks, Inc. (the "Company") hereby appoint(s) George Gleason, Greg McKinney and Tyler Vance and each or any of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed on the reverse side of this card, at the 2017 Annual Meeting of Shareholders to be held at the Capital Hotel, 111 W. Markham Street, Little Rock, AR 72201, on Monday, May 8, 2017 at 8:30 a.m., local time, and at any adjournments or postponements thereof, for the transaction of the business noted on the reverse side of this card.

The Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE IN PROPOSAL 1, "FOR" THE AMENDMENT TO THE COMPANY’S NON-EMPLOYEE DIRECTOR STOCK PLAN IN PROPOSAL 2, "FOR" THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION AND APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITOR IN PROPOSAL 3, AND "FOR" THE APPROVAL, BY AN ADVISORY NON-BINDING VOTE, OF THE COMPANY'S EXECUTIVE COMPENSATION IN PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side